Exhibit 2.6

EXECUTION COPY

ASSET PURCHASE AGREEMENT

among

LSI LIQUIDITY SERVICES CANADA LTD., as Purchaser

683949 ONTARIO LIMITED, as Seller

DOMINIC RENDA HOLDINGS INCORPORATED and CHIKU HOLDINGS LTD., as the Shareholders

and

DOMINIC RENDA and PANKAJ DAVE, as the Company Shareholder Parties

1 NOVEMBER 2012

i

3.23.	Certain Business Practices	35
3.24.	Warranties	35
3.25.	Suppliers and Customers	35
3.26.	Solvency	36
3.27.	No Brokers	36
3.28	Data Room	36
3.29.	Other Information	37

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER		37
4.1.	Organization	37
4.2.	Authorization	37
4.3.	Compliance with Other Instruments; No Conflicts	37
4.4.	No Brokers	38

ARTICLE V POST-CLOSING COVENANTS		38
5.1.	Certain Transition Matters	38
5.2.	Proration of Liabilities	39
5.3.	Non-Competition; Non-Solicitation	39
5.4.	Employment	41
5.5.	Payment of Liabilities	42
5.6.	Tax Matters	42
5.7.	Refunds and Remittances	42
5.8.	Power of Attorney	43
5.9.	Customer and Other Business Relationships	43
5.10	Public Announcements	43
5.11.	Prohibition on Use	43
5.12.	Bulk Sales	43
5.13.	Certain Matters Pertaining to the Mississauga Affiliate	44

ARTICLE VI INDEMNIFICATION; ESCROW		44
6.1.	General Survival	44
6.2.	Indemnification	44
6.3.	Procedures	46
6.4.	Remedies Not Affected by Investigation, Disclosure or Knowledge	48
6.5.	Sources of Payment of Indemnification Claims	48
6.6.	Shareholders’ Representative	48

ARTICLE VII MISCELLANEOUS		51
7.1	Binding Effect; Assignment	51
7.2	Notices	51
7.3.	Governing Law	52
7.4.	Entire Agreement; Amendments	52
7.5.	Counterparts	53
7.6.	Severability	53
7.7.	Descriptive Headings; Section References	53
7.8.	Schedules	53

7.9.	Specific Performance	53
7.10.	No Strict Construction	53
7.11.	Waiver	53
7.12.	Dispute Resolution	54
7.13.	Time of Essence	55
7.14.	Expenses	55
7.15.	Language/Langue	55
7.16.	Further Assurances	55

LIST OF EXHIBITS

Exhibit A	Assignment and Assumption Agreement
Exhibit B	Bill of Sale
Exhibit C	Forms of Employment Agreements
Exhibit D	Financial Statements
Exhibit E	Escrow Agreement
Exhibit F	Company Counsel Opinion
Exhibit G	Form of Release

LIST OF SCHEDULES

Schedule 1.1(a)	Intentionally Left Blank
Schedule 1.1(b)	Assumed Contracts
Schedule 1.1(c)	Employment Agreements
Schedule 1.1(d)	Knowledge
Schedule 1.1(e)	Material Consents
Schedule 3.1(b)	Holdings of the Company Stock
Schedule 3.2	Subsidiaries
Schedule 3.4(a)	Title to Assets
Schedule 3.4(b)	Tangible Personal Property
Schedule 3.5	Leased Property
Schedule 3.7	Company Liabilities
Schedule 3.8	Absence of Certain Changes
Schedule 3.8(c)	Changes in GAAP
Schedule 3.9(a)	Material Contracts
Schedule 3.13(a)	Benefit Plans
Schedule 3.13(c)	List of Employees
Schedule 3.13(d)	Employment Agreements; Consultant Agreements; Severance Agreements; and Other Arrangements
Schedule 3.15	Permits
Schedule 3.16	Consents and Approvals
Schedule 3.17	Proceedings
Schedule 3.19(a)(i)	Company Owned Intellectual Property
Schedule 3.19(a)(ii)	Licensed Company Intellectual Property
Schedule 3.19(c)	License Agreement Violations
Schedule 3.19(d)	Trademark and Intellectual Property Matters
Schedule 3.19(e)	Owned Company Intellectual Property Matters
Schedule 3.19(h)	Employee Confidentiality Agreements
Schedule 3.20	Transactions with Certain Persons
Schedule 3.21	Insurance
Schedule 3.22	Inventory
Schedule 3.24	Warranties
Schedule 3.25	Suppliers and Customers
Schedule 3.27	Brokers

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”), dated as of 1 November 2012 (the “Closing Date”), is entered into by and among LSI LIQUIDITY SERVICES CANADA LTD., a British Columbia corporation (the “Purchaser”); 683949 ONTARIO LIMITED, an Ontario corporation doing business as National Electronic Service Association (the “Company”); DOMINIC RENDA HOLDINGS INCORPORATED, an Ontario corporation and CHIKU HOLDINGS LTD., an Ontario corporation, each of which is a shareholder of the Company (each, a “Shareholder” and collectively, the “Shareholders”); Dominic Renda and Pankaj Dave, each of which is a shareholder the Shareholders (each, a “Company Shareholder Party” and collectively the “Company Shareholder Parties”).  The Purchaser, the Company, the Shareholders and the Company Shareholder Parties are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Shareholders and the Company Shareholder Parties collectively own, directly or indirectly, all of the issued and outstanding equity securities of the Company;

WHEREAS, the Company is engaged in the business of providing reverse logistics services, including, but not limited to, procurement, repair, refurbishment and other services to electronics companies (the “Business”); and

WHEREAS, the Company desires to sell, the Shareholders and the Company Shareholder Parties desire to cause the Company to sell, and the Purchaser desires to purchase, substantially all of the assets, properties and rights relating to or otherwise used or held for use by the Company in the Business, and in connection therewith, the Purchaser is willing to assume certain specified liabilities of the Company relating thereto, all on the terms and subject to the conditions set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE I
DEFINITIONS

1.1.                            Defined Terms.  As used herein, the terms below shall have the following meanings:

“Accounts Receivable” means all accounts receivable, notes and notes receivable, other receivables, book debts and other forms of obligations to the Company, together with any unpaid interest or fees accrued thereon and other amounts due with respect thereto, and all related claims, rights, causes of action and suits related to such receivables.

“Acquired Assets” means all of the Company’s right, title and interest in, to and under the assets, properties and rights of any nature, kind or description, whether tangible or intangible, real, personal or mixed, wherever located, related to, used or held for use in connection with the Business, including, without limitation:

(i)                                     all Business Intellectual Property;

(ii)                                  all Equipment;

(iii)                               all Permits;

(iv)                              all Business Records;

(v)                                 all Inventory;

(vi)                              all Assumed Contracts;

(vii)                           all Leased Property and all leasehold improvements situated at or in the Leased Property;

(viii)                        the benefit of any arrangement of any Person not to compete with the Business or to solicit or take customers or Employees of the Business;

(ix)                              deposits received from customers of the Business;

(x)                                 all Rights;

(xi)                              all goodwill and going concern value and other intangible assets, if any, related to, or arising from, the Business and the Acquired Assets, including, without limitation, all goodwill associated with Business Intellectual Property;

(xii)                           all marketing materials, sales literature and promotional literature of the Business; and

(xiii)                        the Cash Amount.

For the avoidance of doubt, the Acquired Assets do not include the Excluded Assets.

“Adjusted Base Consideration” has the meaning set forth in the Earn-Out Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person.  For the avoidance of doubt, 155 Dynamic Property Holdings Inc. and the Mississauga Affiliate shall be deemed to be “Affiliates” of the Company for all purposes of this Agreement.

“Agreement” shall have the meaning specified in the Preamble.

“Ancillary Agreements” means the Employment Agreements, the Escrow Agreement, the Assignment and Assumption Agreement, the Bill of Sale and all other agreements, documents and instruments required to be delivered by any Party pursuant to this Agreement or entered into in connection with this Agreement or the transactions contemplated hereby.

“Applicable Law” means any domestic or foreign, federal, state, provincial, territorial or local statute, law, ordinance, policy, guidance, rule, administrative interpretation, regulation, rule, order, writ, injunction, directive, judgment, decree or other similar or dissimilar requirement (including common law), of any Governmental Authority (including, but not limited to, any Environmental Law).

“Arbitrator” shall have the meaning set forth in Section 7.12(b).

“Articles of Incorporation” shall have the meaning specified in Section 3.1(a).

“Assignment and Assumption Agreement” means the assignment and assumption agreement by and between the Purchaser and the Company in the form attached hereto as Exhibit A.

“Assumed Contracts” means all contracts and agreements set forth on Schedule 1.1(b).

“Assumed Liabilities” means, subject to the limitations and the conditions as provided herein only:

(i)                                     those liabilities arising out of ownership or use of the Acquired Assets after the Closing Date; and

(ii)                                  those liabilities of the Company under the (A) Assumed Contracts and (B) Permits included in Acquired Assets, in each case relating to obligations to be performed after the Closing Date.

For the avoidance of doubt, Assumed Liabilities shall not include any Excluded Liabilities.

“Base Consideration” shall mean the Closing Payment and the Escrow Amount.

“Bell Canada” means                         Bell Expressvu Limited Partnership, an Ontario limited partnership, and its successors and assigns.

“Benefit Plan(s)” shall have the meaning specified in Section 3.13(a).

“Bill of Sale” means the bill of sale in the form attached hereto as Exhibit B.

“Business” shall have the meaning specified in the Recitals.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Toronto, Ontario, Canada or Washington, D.C. U.S.A. are authorized or required by law to close.

“Business Intellectual Property” means all Intellectual Property owned (in whole or in part), by, used by or licensed to, the Company and in any way related to, used or held for use in connection with the Business, including, but not limited to, all related claims, rights, causes of action and suits related to such Intellectual Property and that are in favour of (and not against) the Company or the Business.

“Business Records” means all books, records, original documents, accounts, files, papers, correspondence and other information of the Company in any way related to the Business, the Acquired Assets or the Assumed Liabilities, which have been reduced to writing or other tangible or fixed form, whether in hard copy or computer or other electronic format, including, but not limited to, legal records, warranty records, equipment logs, lists of present and former customers, distributors and suppliers, customer service and collection records, billing tapes, month-end tapes, documentation developed or used for accounting, marketing, services or any other purpose related to the conduct of the Business, other than (i) those relating solely to the Excluded Assets or Excluded Liabilities, and (ii) Tax Returns and Tax records other than property Tax Returns and Tax records relating to the Leased Property (to the extent that the Purchaser will be responsible for payment of Property Taxes pursuant to the leases therefor following Closing) and Tax Returns and Tax records relating to scientific research Tax credits, if any, which the Purchaser is eligible to claim following the Closing.

“Cash Amount” means the sum of Three Million Five Hundred Thousand Canadian Dollars (CDN$3,500,000).

“Canadian GAAP” means the current accounting principles for privately held corporations whose shareholders require an annual review or audit of the annual financial statements as recommended by the Canadian Institute of Chartered Accountants (“CICA”) in the CICA Handbook at the relevant time or in the event that the matter is not covered in the CICA Handbook principles having general acceptance among Canadian accounting professionals at the particular time.

“Closing” shall have the meaning specified in Section 2.10.

“Closing Date” shall have the meaning specified in the Preamble.

“Closing Payment” shall have the meaning specified in Section 2.4(a).

“Company” shall have the meaning specified in the Preamble.

“Company Balance Sheet” means the balance sheet of the Company dated as of the Closing Date and included in the Financial Statements.

“Company Disclosure Letter” shall have the meaning specified in Article III.

“Company Intellectual Property” shall have the meaning specified in Section 3.19(a).

“Company Shareholder Parties” shall have the meaning specified in the Preamble.

“Company Stock” shall have the meaning specified in Section 3.1(b).

“Contaminant” shall have the meaning specified in Section 3.19(i)

“Contract” shall have the meaning specified in Section 3.9(a).

“Customer” shall have the meaning specified in Section 5.3(b).

“Data Room” shall have the meaning specified in Section 3.28.

“Default” means (i) any actual breach or default, (ii) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach or default or (iii) the occurrence of an event that, with or without the passage of time or the giving of notice or both, would give rise to a right of termination, renegotiation or acceleration.

“De Minimis Amount” shall have the meaning specified in Section 6.2(c).

“Disabling Code” shall have the meaning specified in Section 3.19(i).

“Disputes” shall have the meaning specified in Section 7.12(a).

“Dispute Notice” shall have the meaning specified in Section 7.12(b).

“Dynamic Lease” means that certain lease between 155 Dynamic Property Holdings Inc. and the Company, dated February 15, 2011.

“Earn-Out Agreement” shall have the meaning specified in Section 2.3(c).

“Earn-Out Payments” shall have the meaning specified in Section 2.4(d).

“EBITDA” means earnings of the Business before interest, taxes, depreciation and amortization calculated in accordance with US GAAP.

“Employee” means any full-time or part-time employee, officer or director of the Company.

“Employment Agreements” means the employment agreements in the forms attached hereto as Exhibit C by and between the Purchaser and each of the Persons listed in Schedule 1.1(c).

“Encumbrance” means any claim, lien, pledge, option, charge, easement, security interest, trust, deed of trust, mortgage, conditional sales agreement, encumbrance or other right of third parties of any kind, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

“Environmental Claim” means any claim, violation or liability, by or of any Person relating to liability or potential liability (including liability or potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage or loss, personal injury or death, fines or penalties) arising out of, based on or resulting from (i) the presence, discharge, emission, release or threatened release of any Hazardous Material (as defined below) at any location and any exposure of Persons to such Hazardous Material at any location, (ii) the use, handling, treatment, storage or disposal of any Hazardous Material, (iii) circumstances forming the basis of any violation or alleged violation of any Environmental Laws or Permits or (iv) otherwise relating to obligations or liabilities under any Environmental Law.

“Environmental Laws” shall have the meaning specified in Section 3.12.

“Equipment” means all of the tangible personal property, including, without limitation, the furnishings, furniture, machinery, office supplies, computer equipment, servers, printers, software and hardware products, trade fixtures, leasehold improvements, tools, vehicles and other equipment of every kind and nature owned or leased by the Company and related to, used or held for use in connection with, the Business.

“Escrow Agent” shall have the meaning specified in Section 2.4(b).

“Escrow Agreement” shall have the meaning specified in Section 2.4(b).

“Escrow Amount” shall have the meaning specified in Section 2.4(b).

“Escrow Fund” shall have the meaning specified in Section 2.4(b).

“Escrow Termination Date” means the first annual anniversary of the Closing Date.

“Excluded Assets” means the Company’s right, title and interest in, to and under the following, which are not acquired by the Purchaser hereunder:

(i)                                     the minute books, corporate records, share certificates, organizational documents and seals of the Company;

(ii)                                  all contracts and agreements that are not Assumed Contracts, which for the avoidance of doubt, include the Company’s consulting Contract with Rick Shackelton and the Company’s business arrangement with the Mississauga Affiliate;

(iii)                               all Accounts Receivable of the Company in existence as of 31 October 2012 (which, for the avoidance of doubt, shall specifically include the Account Receivable relating to the Company’s October 2012 invoice to Bell Canada, which such invoice was issued on 31 October 2012), together with all cash and cash equivalents of the Company on the Closing Date, except for the Cash Amount which is included as part of the Acquired Assets;

(iv)                              the rights in connection with and assets of any Employee Benefit Plan on the Closing Date;

(v)                                 all claims for Tax refunds (or credits) or Tax loss carryforwards relating to the operation of the Business for any period or portion thereof ending on or before the Closing Date;

(vi)                              all claims (including pending claims), rights, causes of action, suits, judgments and demands of any nature in favor of the Company to the extent relating to, or otherwise arising out of, the Excluded Assets or Excluded Liabilities, whether choate or inchoate, known or unknown, contingent or noncontingent;

(vii)                           all Permits to the extent not transferable to the Purchaser;

(viii)                        all automobiles leased by the Company; and

(ix)                              all rights of the Company under this Agreement and the Ancillary Agreements.

“Excluded Liabilities” means all liabilities of the Company, whether arising before, on or after the Closing Date, other than the Assumed Liabilities.  Without limiting the generality of the preceding sentence, the Excluded Liabilities include, but are not limited to, the following liabilities of the Company to the extent not specifically included in the definition of Assumed Liabilities:

(i)                                     any liability that relates to, or otherwise arises out of, the conduct or operation of the Business on or before the Closing Date, including any, but not limited to, warranty or guarantee obligations, any obligations and liabilities for refunds, adjustments or allowances of any kind;

(ii)                                  any liability (a) under any Assumed Contract that is to be, or was to have been, performed on or before the Closing Date or that relates to any action or inaction of the Company or any of its Affiliates occurring on or before the Closing Date, and (b) under any

Contract other than the Assumed Contracts, including, but not limited to, all leases with respect to automobiles leased by the Company, the consulting Contract with Rick Shackelton and the Company’s business arrangement with the Mississauga Affiliate, all of which are Excluded Liabilities hereunder;

(iii)                               any liability for Taxes, including, without limitation, (a) any Taxes that relate to, or otherwise arise out of, the Business or the Acquired Assets, with respect to all periods or portions thereof ending on or prior to the Closing Date, and (b) any Taxes that arise as a result of the transactions contemplated by this Agreement (including, but not limited to, any transfer, documentary, sales, use and other Taxes assessed upon or with respect to the transfer of the Acquired Assets to the Purchaser, and any recording or filing fees with respect thereto);

(iv)                              any liability arising in respect of or relating to any Employee Benefit Plan of the Company, including, but not limited to, any liability to the carrier of any Employee Benefit Plan maintained by the Company;

(v)                                 any liability for severance or other payments arising out of the transactions contemplated by this Agreement or otherwise to Employees who are not Transferred Employees;

(vi)                              any liability from or relating to any indebtedness of the Company or arising out of or relating to any credit facilities (including the Company’s line of credit with Canadian Imperial Bank of Commerce), Company credit cards, capital leases or guarantees of the Company or any Encumbrances related thereto;

(vii)                           any liability relating to any Proceeding to which the Company is or becomes a party that relates to or arises out of facts or circumstances existing at or before the Closing, including, but not limited to, the Proceedings listed on Schedule 3.17;

(viii)                        any liability relating to the Company failing to observe or comply with any Applicable Law, including, but not limited to, any Applicable Law which relates to the sale of property in bulk in connection with the transfer of the Acquired Assets to the Purchaser;

(ix)                              any liability in connection with any obligations owing to any Related Party with respect to the Company except for the Dynamic Lease, but only if such liabilities arise following the Closing and relate solely to periods after the Closing;

(x)                                 any liability under this Agreement or any Ancillary Agreement;

(xi)                              any liability relating to an Excluded Asset or not associated with the Acquired Assets;

(xii)                           any liability imposed upon the Purchaser as a successor to or acquiror of the Business where such liability has not been expressly assumed by the Purchaser as an Assumed Liability;

(xiii)                        any liability based on any action, event, facts or circumstances relating to the Company, the Acquired Assets or the Business arising or existing prior to the Closing Date;

(xiv)                       any liability arising from, or relating to, the formation, organization or capitalization of the Company or the equity of the Company, including any shares of the Company, or any options, warrants or other rights to acquire any shares of the Company, and including any liability relating to the manner in which any shares, or any options, warrants or other rights to acquire any shares of the Company, were issued or granted, or relating to the distribution of proceeds from the transactions contemplated hereby to holders of shares of the Company or any option, warrant or other right to acquire any shares of the Company (including any liability that arises because such distribution or transaction may have constituted a fraudulent conveyance under applicable federal or state law, or may have violated applicable corporate law governing dividends, redemptions or other similar laws);

(xv)                          any liability based on misappropriation, unauthorized use or infringement of any Intellectual Property of any Person by the Company or with respect to Business Intellectual Property;

(xvi)                       any liability based upon acts or omissions of the Company, its Representatives, Affiliates, Related Parties, Shareholders or Company Shareholder Parties;

(xvii)                    any liability arising from a Permitted Encumbrance;

(xviii)                 any liability for accounts payable of the Company existing on 31 October 2012, including, but not limited to, accruals for payroll, employee vacations and for any such existing accounts payable that relate to periods prior to and including October 31st, 2012; and

(xix)                       any liability for the payment of fees and expenses to any broker engaged or alleged to have been engaged by the Company, its Representatives, the Shareholders or the Company Shareholder Parties.

“Final Agreed Financial Statements” shall have the meaning specified in Section 2.4(e)(i).

“Financial Statements” means the financial statements for the Company attached hereto as Exhibit D, which consist of (i) the Company financial statements and balance sheet dated as of September 30, 2012; and (ii) the Company Balance Sheet.

“Governmental Authority” means any court, administrative agency, regulatory body, commission or other governmental authority or instrumentality of Canada or any other country or any province, state, county, municipality or other governmental division of any country.

“Hazardous Materials” shall have the meaning specified in Section 3.12.

“Immediate Family”, with respect to any specified Person who is a natural person, means such Person’s spouse, parents, children and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home.

“Indemnification Claim” shall have the meaning specified in Section 6.2(b).

“Indemnifying Party” shall have the meaning specified in Section 6.3(a).

“Intellectual Property” means intellectual property of all types, including, but not limited to:

(A)                               (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions and re-examinations thereof, and all other dealings with a patent office in any country, and all industrial designs, (ii) all trademarks, service marks, trade dress, logos, trade names, domain names, URLs, websites, business names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (iv) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, customer data, pricing and cost information and business and marketing plans and proposals), and (v) all software (in both source and object code form) and firmware (including data, databases and related documentation);

(B)                               all documents, records, instructions and files relating to design, end user documentation, manufacturing, quality control, sales, marketing or customer support for, and tangible embodiments of, all intellectual property described herein; and

(C)                               all licenses, agreements and other rights in any third party product or any third party intellectual property described in (A) and (B) above other than any commercially available “off-the-shelf” third party software, so-called “shrink-wrap” or “click wrap” or related intellectual property.

“Inventory” means all inventory, including raw and packing materials, work-in-progress, finished goods, supplies, parts and similar items owned by the Company or held on consignment by the Company.

“JAMS” shall have the meaning specified in Section 7.12(c).

“Knowledge” of the Company means the knowledge of the officers and directors of the Company and the Persons identified on Schedule 1.1(d), which will be deemed to include (i) the actual knowledge of such individuals; and (ii) the knowledge that a prudent individual could be expected to discover or otherwise become aware of in the course of conducting a reasonably comprehensive investigation of the surrounding facts, circumstances, events or other matters at issue, whether or not in fact he or she made such reasonable investigation.

“Leased Property” shall have the meaning specified in Section 3.5.

“Licensed Company Intellectual Property” shall have the meaning specified in Section 3.19(a).

“Liquidator” shall have the meaning specified in Section 2.5(c).

“Losses” shall have the meaning specified in Section 6.2(a).

“Material Adverse Effect” means any event, change, circumstance, effect or state of facts that is or could reasonably be expected to be materially adverse to (i) the business, operations, assets, condition (financial or otherwise), results of operations, liabilities or prospects of the Company or the Business, as applicable, or (ii) the ability of the Company to perform its obligations under this Agreement or the Ancillary Agreements.

“Material Consents” means the consents, approvals, authorizations, notifications or filings identified on Schedule 1.1(e).

“Material Contracts” shall have the meaning specified in Section 3.9(a).

“Mississauga Affiliate” means 1045733 Ontario Limited, an Ontario corporation.

“Ordinary Course of Business” or “Ordinary Course” or any similar phrase shall describe any action taken by a Person if:

(i)                                     such action is consistent in manner and amount with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

(ii)                                  such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be authorized by the parent company or equity holders (if any) of such Person.

“Owned Company Intellectual Property” shall have the meaning specified in Section 3.19(a).

“Party(ies)” shall have the meaning specified in the Preamble of this Agreement.

“Permits” means all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any Governmental Authority or with any other Person, relating to the Acquired Assets, the Assumed Liabilities or the past or present conduct or operation of, the Business.

“Permitted Encumbrances” means (i) Encumbrances consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or materially impair the use of, such property as it is presently used in connection with the Business, (ii) Encumbrances for current Taxes, assessments or governmental charges or levies on property not yet due, (iii) mechanic’s, materialmen’s and similar liens arising in the Ordinary Course of Business or by operation of law.

“Person” means any person or entity, whether an individual, trustee, corporation, partnership, limited partnership, limited liability company, trust, unincorporated organization, business association, firm, joint venture or Governmental Authority.

“Price Allocation” shall have the meaning specified in Section 2.6(a).

“Proceeding” shall have the meaning specified in Section 3.17.

“Property Taxes” shall have the meaning specified in Section 2.8.

“Purchase Price” shall have the meaning specified in Section 2.3.

“Purchaser” shall have the meaning specified in the Preamble.

“Purchaser Indemnitee(s)” shall have the meaning specified in Section 6.2(a).

“Related Party”, with respect to any specified Person, means:  (i) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (ii) any Person who serves as a director, executive officer, partner, member or in a similar capacity of such specified Person or is a trustee of, for or in respect of such specified Person; (iii) any Immediate Family member of an individual described in clause (ii); or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such other Person’s Immediate Family, more than 10% of the outstanding equity or ownership interests of such specified Person.

“Releasing Parties” means Silvana Renda, Chiku Dave, Neha Dave and Shilpa Baptiste.

“Representative” means, with respect to any Person, any officer, director, principal, employee, advisor, consultant, auditor, agent, banker or other representative of such Person.

“Representative Agreements” shall have the meaning specified in Section 6.6(a).

“Restricted Services” means engaging in any business that competes with the Business.

“Rights” means all claims, causes of action, rights of recovery and rights of set-off against any Person arising from or related to the Business, the Acquired Assets or the Assumed Liabilities, including: (i) all rights under any Assumed Contract, including all rights to receive payment for products sold and services rendered thereunder, to receive goods and services thereunder, to assert claims and to take other rightful actions in respect of breaches, defaults and other violations thereof; (ii) all rights under or in respect of any Business Intellectual Property, including all rights to sue and recover damages for past, present and future infringement, dilution, misappropriation, violation, unlawful imitation or breach thereof, and all rights of priority and protection of interests therein under the laws of any jurisdiction; (iii) all rights under all guarantees, express or implied warranties, indemnities and similar rights arising from or related to the Business, the Acquired Assets or the Assumed Liabilities; (iv) all proceeds from existing insurance policies of the Company relating to pre-Closing claims or occurrences, any benefits under such policies and any claims of the Company with respect thereto, to the extent arising out of an insured loss of the Company covered by any such policy whether occurring before or after the Closing Date; and (v) all claims (including pending claims and counterclaims), rights, causes of action, suits, judgments and demands of any nature in favor of the Company that relate to, or otherwise arise out of, the Acquired Assets or Assumed Liabilities, whether choate or inchoate, known or unknown, contingent or noncontingent; except, in each of clauses (i) through (v) above, to the extent specifically related to Excluded Assets or Excluded Liabilities.

“Shareholder(s)” shall have the meaning specified in the Preamble.

“Solvent” shall have the meaning specified in Section 3.26.

“Subsidiary” means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which the Company or the Purchaser (as the case may be) or any such other Person (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than fifty percent (50%) of the capital stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Tax” shall have the meaning specified in Section 3.11(a).

“Tax Return” shall have the meaning specified in Section 3.11(a).

“Third Party Claim” shall have the meaning specified in Section 6.3(a).

“Threshold” shall have the meaning specified in Section 6.2(c).

“Transfer Tax” shall have the meaning specified in Section 5.6(a).

“Transferred Employees” shall have the meaning specified in Section 5.4(a).

“US GAAP” means accounting principles generally accepted in the United States consistently applied over all relevant periods and as applied and interpreted in accordance with the historical practices of Liquidity Services, Inc., the Purchaser’s parent company.

1.2.                            Construction.  Unless the context otherwise clearly indicates, words used in the singular include the plural and words used in the plural include the singular.  The Schedules and Exhibits referred to herein shall be incorporated into this Agreement as an integral part hereof to the same extent as if they were set forth verbatim herein.  All references herein to dollars (or $) shall mean Canadian Dollars.

ARTICLE II
PURCHASE AND SALE

2.1.                            Purchase and Sale of Acquired Assets.

(a)                                 On the terms and subject to the conditions of this Agreement, and in reliance upon the representations, warranties and agreements herein set forth, at the Closing, the Company shall irrevocably sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Company, the Acquired Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

(b)                                 The Acquired Assets shall not include, and the Purchaser shall not purchase, any Excluded Assets, all of which shall be retained by the Company.

2.2.                            Assumed Liabilities; Excluded Liabilities.  On the terms and subject to the conditions of this Agreement, at the Closing, the Purchaser shall assume and become responsible for the Assumed Liabilities.  The Purchaser shall not assume, nor shall the Purchaser agree to pay, perform, discharge or otherwise satisfy, or agree to indemnify the Company, the Shareholders or the Company Shareholder Parties against or otherwise have any responsibility or obligation for or with respect to, any Excluded Liabilities.

2.3.                            Purchase Price.  In full consideration for the Acquired Assets, the Purchaser shall (a) assume the Assumed Liabilities, (b) in accordance with the provisions of Section 2.4, pay an amount equal to the Base Consideration, which amount shall be subject to adjustment as described in Sections 2.4(a), and (c) if applicable, make the Earn-Out Payments, pursuant to and in accordance with that certain Earn-Out Agreement of even date herewith (the “Earn-Out Agreement”) executed by the Purchaser, the Company and Liquidity Services, Inc., as guarantor (as so adjusted and subject to further adjustment pursuant to Section 2.4(e), the “Purchase Price”).

2.4.                            Payment of Purchase Price; Escrow Fund; Earn-Out Payments; Adjustment.

(a)                                 At the Closing, the Purchaser shall deliver to the Company Fifteen Million Three Hundred Eighteen Thousand Nine Hundred Thirty-One Dollars and Twenty Cents

($15,318,931.20) subject to adjustment insofar as feasible to reflect all prorations required pursuant to Section 5.2(a) (as so adjusted, the “Closing Payment”), by wire transfer of immediately available funds to an account designated in writing by the Company.

(b)           At the Closing, the Purchaser shall deposit with BNY Trust Company of Canada, as escrow agent (“Escrow Agent”), Two Million Seven Hundred and Three Thousand Three Hundred and Forty Dollars and Eighty Cents ($2,703,340.80) (the “Escrow Amount”) in immediately available funds to be held as the escrow fund (together with all interest accruing thereon, the “Escrow Fund”) pursuant to the Escrow Agreement among the Escrow Agent, the Company and the Purchaser dated as of the date hereof (the “Escrow Agreement”), the form of which is attached as Exhibit E hereto.  The fees and expenses of the Escrow Agent shall be split equally between the Company and the Purchaser.  Amounts in the Escrow Fund may be used to satisfy claims arising under this Agreement (including, but not limited to, claims for indemnification pursuant to Article VI).

(c)           The Purchase Price delivered to the Company and the Escrow Agent and otherwise payable in accordance with the terms hereof and the Purchaser’s assumption of the Assumed Liabilities shall be deemed to be full payment for and in satisfaction of all rights in and pertaining to the Acquired Assets.

(d)           In addition to the Base Consideration, the Purchaser shall make the payments, if any, in accordance with the Earn-Out Agreement (collectively, the “Earn-Out Payments”).

(e)           (i)  Following the Closing, the Base Consideration shall be adjusted in accordance with the provisions of this Section 2.4(e) based on any difference, if any, between the amount of the Base Consideration actually paid at Closing and the calculation of the Adjusted Base Consideration.  The Company shall cause its accountants to restate the Financial Statements to present such Financial Statements in accordance with US GAAP (the “Restated Financial Statements”), and such Restated Financial Statements shall be delivered to the Company and the Purchaser no later than thirty (30) days following the Closing.  The Purchaser shall cooperate fully with all Representatives of the Company in the preparation of the Restated Financial Statements.  For purposes of reviewing the Restated Financial Statements, the Purchaser and its Representatives shall have reasonable access to all data, schedules and work papers used by the Company in preparing the Restated Financial Statements, and the employees and Representatives of the Company involved in preparing the Restated Financial Statements.  The Purchaser shall have a period of fifteen (15) days to review the Restated Financial Statements after the delivery thereof to the Purchaser.  During the fifteen (15) day period following such review period, the Purchaser and the Company shall discuss in good faith such revisions to the Restated Financial Statements as the Purchaser may propose.  In the event that the Company and the Purchaser agree to the content of the Restated Financial Statements, then such Restated Financial Statements shall be considered to be the “Final Agreed Financial Statements” for all purposes of this Agreement.  If, at the end of such fifteen (15) day period, the Company and the Purchaser have not reached agreement with respect to the content of the Restated Financial Statements, the amounts that remain in dispute shall be recalculated by Grant Thornton LLP (the “Independent Accountants”), with the Independent Accountants acting as experts and not as arbitrators.  The Independent Accountants shall be authorized to resolve only those items remaining in dispute between the Purchaser and the Company in accordance with the provisions of this Section 2.4(e) within the range of the difference between the Purchaser’s position with respect thereto and the Company’s position with respect thereto.  The Company and Purchaser shall direct the Independent Accountants to deliver to the Company and Purchaser, within ten (10) days after being retained, a report setting forth each recalculation, and the Restated Financial Statements, with such recalculations as are resolved by the Independent Accountants, shall be deemed to be the “Final Financial Statements” for all purposes under this Agreement.  Any amounts so recalculated shall be final and binding on the Parties hereto, and judgment thereon may be entered in any court having jurisdiction.  The Company shall bear the fees and expenses of the Independent Accountants incurred under this Section 2.4(e).

(ii)           The Base Consideration shall be adjusted, upwards or downwards, as follows:

(A)          if the Adjusted Base Consideration as finally determined pursuant to this Section 2.4(e) is greater than the Base Consideration, the Purchase Price shall be adjusted upwards in an amount equal to the difference between the Adjusted Base Consideration and the Base Consideration, Purchaser shall pay such amount to the Company by wire transfer of immediately available funds to an account designated in writing by the Company within five (5) Business Days after the date on which the Adjusted Base Consideration is finally determined, and the Company and the Purchaser shall cause the Escrow Agent to release from the Escrow Fund and pay over to the Company an amount equal to Nine Hundred One Thousand One Hundred Thirteen Dollars and Sixty Cents ($901,113.60); and

(B)          if the Adjusted Base Consideration as finally determined pursuant to this Section 2.4(e) is less than the Base Consideration, the Purchase Price shall be adjusted downwards in an amount equal to the difference between the Adjusted Base Consideration and the Base Consideration, the Company and the Purchaser shall cause the Escrow Agent to (1) release from the Escrow Fund and pay over to the Purchaser such difference between the Adjusted Base Consideration and the Base Consideration, and (2) release from the Escrow Fund and pay over to the Company an amount equal to the difference between (A) Nine Hundred One Thousand One Hundred Thirteen Dollars and Sixty Cents ($901,113.60) and (B) the amount paid to the Purchaser pursuant to subsection (1) above.

(iii)          Amounts to be paid pursuant to this Section 2.4(e) shall bear interest from the Closing Date to the date of such payment at a rate equal to the prime rate in effect on the first of each month at Citibank, N.A. in New York, calculated on the basis of a year of 365 days and the number of days elapsed.

2.5.         Necessary Actions.

(a)           Nothing in this Agreement or the Ancillary Agreements shall be construed as an agreement to assign any Acquired Asset that by its terms or pursuant to Applicable Law is not capable of being sold, assigned, transferred or delivered without the consent or waiver of a third party or Governmental Authority unless and until such consent or waiver shall be given.  In the event any such consents or waivers have not been obtained on or prior to the Closing Date, the Company, each Shareholder and each Company Shareholder Party shall use his, her or its best efforts to obtain the relevant consents or waivers until such consents or waivers are obtained, and the Company, each Shareholder and each Company Shareholder Party shall cooperate with the Purchaser in any lawful and economically feasible arrangement to provide that the Purchaser shall receive the interest of the Company in the benefits under any such Acquired Asset, including performance by the Company, if economically feasible, as agent; provided that the Purchaser shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent the Purchaser would have been responsible therefor hereunder if such consents or waivers had been obtained.  The Company shall not be liable for the failure to obtain such consents at or prior to Closing so long as the Company otherwise complies with the provisions of this Section 2.5 and otherwise obtains and delivers to the Purchaser such consents within thirty (30) days following Closing.

(b)           For a period of two (2) years following the Closing, none of the Company, the Shareholders nor the Company Shareholder Parties shall cause or permit the Company to be dissolved or liquidated.  Following the Closing, the Shareholders and the Company Shareholder Parties shall cause the Company to perform all of its obligations under this Agreement and the Ancillary Agreements.  If, following the aforementioned two (2) year period, the directors of the Company and/or the Shareholders vote to dissolve the Company and a Person is appointed to dispose of the Company’s assets, discharge its liabilities, and otherwise wind up its affairs in compliance with Applicable Law (such Person, the “Liquidator”), the Company, the Shareholders and the Company Shareholder Parties shall instruct the Liquidator to (i) cause the Company to perform all of its obligations under this Agreement and the Ancillary Agreements, and (ii) take any actions requested by the Purchaser to acknowledge and agree to the Liquidator’s responsibilities under this Section 2.5(c) to cause the Company to perform its obligations under this Agreement and the Ancillary Agreements.

(d)           Notwithstanding the above, the Shareholders, the Company Shareholder Parties and, if appointed, the Liquidator shall be jointly and severally liable for causing the Company to perform its obligations under this Agreement and the Ancillary Agreements.

2.6.         Purchase Price Allocation.

(a)           Within sixty (60) days after the Closing Date, the Purchaser shall provide to the Company a draft purchase price allocation (the “Price Allocation”), which shall be prepared in a manner consistent with Applicable Law.  The Company shall propose to the Purchaser any changes to the draft Price Allocation within thirty (30) days of the receipt thereof.  If any such changes are proposed, the Company and the Purchaser shall negotiate in good faith and shall use their reasonable efforts to agree upon the final Price Allocation.  Notwithstanding the foregoing, if the Company and the Purchaser cannot agree upon a final Price Allocation, the Company and the Purchaser covenant and agree to file and cause their respective Affiliates to file, all Tax Returns (including amended returns and claims for refund) consistent with each of the Company’s and the Purchaser’s good faith allocations, unless otherwise required by law.  The Company and the Purchaser agree to act in accordance with the Price Allocation, if agreed to by both the Company and the Purchaser, or in accordance with their respective good faith allocations, if the Company and the Purchaser do not agree to the Price Allocation, for all purposes and agree not to take any position on any Tax Return inconsistent therewith, and to conduct any audit, Tax proceeding or Tax litigation relating thereon in a manner consistent therewith.

(b)           Any indemnification payment treated as an adjustment to the total consideration paid for the Acquired Assets under Section 6.2 shall be reflected as an adjustment to the consideration allocated to a specific asset, if any, giving rise to the adjustment and if any such adjustment does not relate to a specific asset, such adjustment shall be allocated among the Acquired Assets in accordance with the Price Allocation method provided in this Section 2.6.

2.7.         Withholding Rights.  The Purchaser shall be entitled to deduct and withhold from the Purchase Price otherwise payable pursuant to this Agreement such amounts as the Purchaser is required to deduct and withhold with respect to the making of such payment under any provision of Applicable Law relating to Taxes.  To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Authority by the Purchaser, such amounts shall be treated for all purposes of this Agreement as having been paid to the Company.

2.8.         Allocation of Taxes.  All federal, provincial, state, county and local ad valorem and real or personal property Taxes on Acquired Assets (“Property Taxes”) shall be prorated between the Purchaser and the Company as of the Closing Date, computed by multiplying the amount of Property Taxes for the fiscal period for which the same are levied or assessed by a fraction, the numerator of which is the number of days in such fiscal period up to and including the Closing Date and the denominator of which is the number of days in such fiscal period.  In connection with such proration of Property Taxes, in the event that actual Property Tax figures are not available at the Closing Date, then proration of Property Taxes shall occur at the time statements are rendered therefor and payment of such Property Taxes is made.

2.9.         Closing.  The sale and purchase of the Acquired Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of the Purchaser concurrently with the execution hereof, and the Parties acknowledge and agree that such Closing shall be effective as of 12:01 a.m. on the Closing Date.

2.10.       Deliveries by the Company.  On or prior to the Closing Date, the Company, the Shareholders and the Company Shareholder Parties, as appropriate, shall deliver (or shall have delivered), or cause to be delivered, to the Purchaser the following:

(a)           the executed Escrow Agreement, Assignment and Assumption Agreement and Bill of Sale;

(b)           a certificate executed by an officer of the Company, dated as of the Closing Date, certifying as to (i) the Articles of Incorporation and bylaws of the Company; (ii) resolutions adopted by the directors of the Company and, if applicable, the Shareholders relating to the transactions contemplated by this Agreement and the Ancillary Agreements; (iii) the good standing of the Company in the province of Ontario, Canada; (iv) incumbency; and (v) specimen signatures of officers of the Company executing this Agreement and the Ancillary Agreements;

(c)           such bills of sale, instruments of transfer, assignment and conveyance and other instruments as the Purchaser shall deem necessary or appropriate to convey, transfer and assign to the Purchaser and effectively vest in the Purchaser all right, title and interest in and to, and good and marketable or good and valid (as the case may be) title to, the Acquired Assets, free and clear of all Encumbrances, other than Permitted Encumbrances, including, without limitation, instruments of assignment of the Assumed Contracts and all necessary assignments of Business Intellectual Property to the Purchaser;

(d)           the opinion of Thompson Dymond, counsel for the Company, dated as of the Closing Date, the form of which is attached hereto as Exhibit F;

(e)           such keys, passwords, codes, lock and safe combinations and other similar items as the Purchaser shall require to obtain immediate and full possession and control of the Acquired Assets;

(f)            copies of all Material Consents, and copies of such consents under Schedule 3.16 as have been obtained by Closing;

(g)           all Business Records;

(h)           executed Employment Agreements between the Purchaser and each of the persons listed in Schedule 1.1(c);

(i)            releases of all Encumbrances (other than Permitted Encumbrances) affecting the Acquired Assets, including, but not limited to, discharges of liens and security interests filed pursuant to the Canadian Personal Property Security Act;

(j)            Copies of releases, in the form attached hereto as Exhibit G, executed by each of the Releasing Parties; and

(k)           such other documents and items as the Purchaser reasonably requests.

2.11.       Deliveries by the Purchaser.  On or prior to the Closing Date, the Purchaser shall deliver, or cause to be delivered, to the Company, the Escrow Agent or third parties, as applicable, the following:

(a)           the Closing Payment and the Escrow Amount;

(b)           the executed Escrow Agreement, Assignment and Assumption Agreement and Bill of Sale; and

(c)           executed Employment Agreements.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF COMPANY, THE SHAREHOLDERS AND THE COMPANY SHAREHOLDER PARTIES

As a material inducement to the Purchaser to enter into this Agreement, except as disclosed in the disclosure letter delivered to the Purchaser by the Company concurrently herewith (the “Company Disclosure Letter”) and except as provided herein, the Company, the Shareholders and the Company Shareholder Parties jointly and severally make the following representations and warranties to the Purchaser.  Notwithstanding any other provision of this Agreement or the Company Disclosure Letter, each exception set forth in the Company Disclosure Letter shall be deemed to qualify only those representations and warranties set forth in this Agreement that are specifically identified (by cross-reference or otherwise) in the Company Disclosure Letter as being qualified by such exception.  Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Company Disclosure Letter.

3.1.         Organization.

(a)           the Company is duly organized and validly existing under the laws of the Province of Ontario with full power and authority to conduct the Business as it is presently being conducted and to own or lease, as applicable, its assets and properties.  The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary.  Copies of the Company’s articles of incorporation (the “Articles of Incorporation”) and the Company’s current by-laws, and all amendments thereto, have heretofore been delivered to the Purchaser and are true and complete as of the Closing Date.

(b)           Other than the issued and outstanding shares of the Company set forth on Schedule 3.1(b) (the “Company Stock”) held by the Shareholders, no other equity securities of the Company are issued and outstanding.  There are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to equity securities of the Company; (ii) no equity securities of the Company have been reserved for issuance for any purpose; and (iii) there are no outstanding or authorized equity appreciation, phantom equity plans or similar rights with respect to the Company.

3.2.         No Subsidiaries.  The Company does not own or control, directly or indirectly, any Subsidiary, and, except as set forth on Schedule 3.2, the Company has no interest in any other Person, including, but not limited to, any corporation, limited liability company, partnership, trust, joint venture, association or other entity.

3.3.         Authorization.

(a)           The Company has the requisite corporate power and authority, and has taken all action necessary, to execute, deliver and perform this Agreement and the Ancillary

Agreements to which it is or will be a party, to consummate the transactions contemplated hereby and thereby, and to perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement and the Ancillary Agreements to which it is or will be a party by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly approved by the directors and/or Shareholders, if applicable, of the Company.  No other proceeding on the part of the Company or its Shareholders is necessary to authorize this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by the Company, and, upon execution and delivery of the Ancillary Agreements, this Agreement and the Ancillary Agreements to which the Company is or will be a party will be, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by Applicable Law.

(b)           Each Shareholder has all necessary power and authority, and has taken all action necessary, to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is or will be a party, to consummate the transactions contemplated hereby and thereby, and to perform its obligations hereunder and thereunder.  This Agreement has been duly executed and delivered by each Shareholder, and, upon execution and delivery of the Ancillary Agreements, this Agreement and the Ancillary Agreements to which each Shareholder is or will be a party will be, the legal, valid and binding obligations of such Shareholder, enforceable against it in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally.

(c)           Each Company Shareholder Party has the requisite capacity, and has taken all action necessary, to execute, deliver and perform this Agreement and the Ancillary Agreements to which he or she is or will be a party, to consummate the transactions contemplated hereby and thereby, and to perform his or her obligations hereunder and thereunder.  This Agreement has been duly executed and delivered by each Company Shareholder Party, and, upon execution and delivery of the Ancillary Agreements, this Agreement and the Ancillary Agreements to which each Company Shareholder Party is or will be a party will be, the legal, valid and binding obligations of such Company Shareholder Party, enforceable against him or her in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally.

3.4.         Title to Properties and Assets; Sufficiency of Assets.

(a)           Except as set forth on Schedule 3.4(a), (i) the Company has good and valid title to or, in the case of leased properties or properties held under license, a good and valid leasehold or license interest in, all of the Acquired Assets and (ii) the Company holds title to each Acquired Asset which it purports to own, free and clear of any Encumbrances other than Permitted Encumbrances.

(b)           All items of tangible personal property included in the Acquired Assets are in good operating condition and repair and are adequate for the conduct of the Business in substantially the same manner as currently conducted.  Schedule 3.4(b) sets forth a true and complete list of each item of tangible personal property included in the Acquired Assets having a value in excess of $5,000; items in Schedule 3.4(b) denoted with an asterisk (*) are leased by the Company.

(c)           The delivery of the Bill of Sale to the Purchaser shall transfer to the Purchaser good and valid title to, or a license to use or a valid leasehold interest in, all of the Acquired Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

(d)           The Acquired Assets constitute all of the assets, properties and rights, tangible or intangible, that are used or held for use by the Company in the Business, other than the Excluded Assets, and that are necessary and sufficient for the conduct of the Business as currently conducted or as proposed to be conducted.

3.5.         Leased Property.  Schedule 3.5 sets forth a true, correct and complete list of all real property leased by the Company in respect of the Business (collectively, the “Leased Property”), including the location of, and a brief description of the nature of the activities conducted on, such Leased Property.  The Company does not currently own and has not previously owned any real property.  The Company does not lease any real property except as set forth on Schedule 3.5.

3.6.         Financial Statements; Books and Records.

(a)           The Company has delivered to the Purchaser true and complete copies of the Financial Statements.  The Financial Statements (i) are true and complete in all material respects, (ii) have been prepared in accordance with the books and records of the Company, (iii) have been prepared in accordance with Canadian GAAP consistently applied throughout the periods covered thereby, and (iv) fairly and accurately present the financial position of the Company as of the respective dates thereof and the results of operations and changes in cash flows for the periods then ended, except as otherwise noted therein.  Specifically, but not by way of limitation, the Company Balance Sheet discloses all of the debts, liabilities and obligations of any nature of the Company in respect of the Business, whether due or to become due, as of the date thereof to the extent such debts, liabilities and obligations are required to be disclosed in accordance with Canadian GAAP.

(b)           The Company has made and kept (and has given the Purchaser access to) true and complete books and records, which, in reasonable detail, accurately and fairly reflect the activities of the Company.  The Company’s books and records have been maintained in accordance with sound business practices, including the maintenance of an effective system of internal control over financial reporting.

3.7.         Liabilities.  Except (a) as disclosed in the Financial Statements, or (b) for liabilities that have been discharged or paid in full, the Company has not incurred any liabilities of any nature, including, but not limited to, in respect of the Business or to which the Business may be subject, whether accrued, absolute, contingent, matured, unmatured or other, including, but not limited to, “off-balance sheet” liabilities.  All liabilities of the Company (whether accrued, absolute, contingent, matured, unmatured or other, including, but not limited to, “off-balance sheet” liabilities) are set forth on Schedule 3.7, which such schedule sets forth the party to which the Company is indebted, the due date of such indebtedness, the amount of the indebtedness and all interest, late charges and other fees and expenses as a result thereof.

3.8.         Absence of Certain Changes.  Since December 31, 2011, there has not been any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company or the Business.  Without limiting the generality of the foregoing, except as disclosed in Schedule 3.8 or except as contemplated hereby, since December 31, 2011:

(a)           the Company has conducted the Business in the Ordinary Course of Business;

(b)           the Company has not incurred any indebtedness for borrowed money or issued any debt securities or assumed, guaranteed or endorsed, or otherwise become responsible for, the obligations of any Person, or made any loans or advances, in each case affecting the Company, the Business or the Acquired Assets or to which the Company or the Business may be subject, or otherwise incurred any liability that would constitute an Assumed Liability, except in the Ordinary Course of Business;

(c)           there has not been any change in any method of accounting or accounting practice by the Company, except for any such change required by reason of a change in Canadian GAAP and set forth on Schedule 3.8(c);

(d)           the Company has not (i) granted any severance or termination pay to any Employee, (ii) entered into any employment, deferred compensation or other similar agreement with (or any amendment to any such existing agreement) any Employee, (iii) increased the benefits payable under any existing severance or termination pay policies or employment agreements, or (iv) increased the compensation, bonus or other benefits payable to Employees, in each case other than in the Ordinary Course of Business;

(e)           the Company has not sold, transferred or disposed of any assets, properties or rights, including, but not limited to, any Rights, other than in the Ordinary Course of Business;

(f)            the Company has not entered into any joint venture, partnership, exclusive dealing, noncompetition or similar agreement with any Person;

(g)           the Company has not made any loans or advances to any Person, other than ordinary advances to Employees for travel and other incidental expenses;

(h)           the Company has not made any declaration, setting aside or payment of any dividend or other distribution in respect of the Company Stock;

(i)            there has not been any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results or prospects of the Company or the Business;

(j)            there has not been any satisfaction or discharge of an Encumbrance or payment of any obligation by the Company, except such a satisfaction, discharge or payment made (i) in the Ordinary Course of Business, or (ii) as required pursuant to the terms of this Agreement;

(k)           there has not been any write-down of the value of any asset or Inventory used or held for use in the Business or any write-off as uncollectible of any Accounts Receivable or any portion thereof of the Company in respect of the Business;

(l)            the Company has not made any change or amendment to an Assumed Contract, except for changes or amendments which are disclosed in this Agreement;

(m)          there has not been any creation or assumption by the Company of any Encumbrance, other than Permitted Encumbrances, on any Acquired Asset;

(n)           the Company has not canceled, compromised, waived or released any right or claim relating to the Business or the Acquired Assets;

(o)           the Company has not permitted the lapse of any existing policy of insurance;

(p)           the Company has not permitted the lapse of any right relating to any Assumed Contract, Intellectual Property or any intangible asset used or held for use in connection with the Business;

(q)           the Company has not accelerated the collection of or discounted any Accounts Receivable, delayed the payment of liabilities or deferred expenses, or otherwise increased cash on hand, except in the Ordinary Course of Business;

(r)            the Company has not made or authorized any payments to a Related Party; and

(s)            the Company has not authorized or committed or agreed to take any of the actions described in subsections (a) through (q) of this Section 3.8.

3.9.         Material Contracts.

(a)           Schedule 3.9(a)  sets forth a true, correct and complete list, broken down by the subcategories set forth below, of all written or oral contracts, agreements, consensual obligations, promises, undertakings, legally binding arrangements, options, leases, licenses, sales and purchase orders, warranties, guarantees, indentures, mortgages, commitments and other instruments of any kind (each a “Contract”), to which the Company is a party or to which the

Company, or any of its properties, is otherwise bound, and that relates to the Company or the Business as follows (each a “Material Contract” and, collectively, the “Material Contracts”):

(i)            each Contract of the Company pursuant to which the Company received (or was entitled to receive) or paid (or was purportedly obligated to pay) (A) in excess of $25,000 in the twelve (12) month period ended December 31, 2011, or (B) in excess of $12,500 in the period since December 31, 2011;

(ii)           each Contract of the Company relating to indebtedness for borrowed money, extension of credit or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset) pursuant to which the Company is obligated to make any future payment or payments, in the aggregate, in excess of $25,000;

(iii)          each Contract for the purchase or delivery of goods, or performance of services, to the Company or the Business;

(iv)          each broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting or advertising Contract;

(v)           each Contract with a Related Party;

(vi)          each employment Contract;

(vii)         each Contract that limits or purports to limit, the ability of the Company or the Business to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of the Company or the Business to purchase from any Person or to hire any Person;

(viii)        each Contract that requires the Company to grant “most favored customer” status or any type of special discount rights to any other Person;

(ix)          each Contract that requires a consent to or other action by any Person, or will be subject to default, termination, repricing or other renegotiation or cancellation because of, the transactions contemplated by this Agreement or the Ancillary Agreements, or otherwise contains a provision relating to “change of control”, or that would prohibit or delay the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements;

(x)           each fidelity or surety bond or completion bond;

(xi)          each Contract providing for liquidated damages upon failure to meet performance or quality milestones;

(xii)         each lease of real or personal property;

(xiii)        each Contract providing for indemnification to or from any Person with respect to liabilities relating to the Company, the Business or the Acquired Assets;

(xiv)        each Contract containing confidentiality clauses;

(xv)         each Contract relating in whole or in part to any Business Intellectual Property;

(xvi)        each Contract relating to capital expenditures and involving future payments in excess of $25,000;

(xvii)       each Contract for the purchase of raw materials or services, including any construction Contract, involving in excess of $25,000;

(xviii)      each Contract relating to any joint venture or partnership, merger, asset or equity purchase or divestiture Contract;

(xix)        each Contract that results in any Person holding a power of attorney that relates to the Company, the Business or the Acquired Assets;

(xx)         each Contract relating to settlement of any Proceedings within the past five (5) years;

(xxi)        each Contract with a Governmental Authority;  and

(xxii)       each other Contract, whether or not made in the Ordinary Course of Business that (A) involves a future or potential liability or receivable, as the case may be, in excess of $5,000 on an annual basis or in excess of $15,000 over the current Contract term, (B) has a term greater than one year and cannot be cancelled by the Company without penalty or further payment and without more than 30 days’ notice or (C) is material to the business, operations, assets, financial condition, results of operations or prospects of the Company or the Business, each taken as a whole.

(b)           Each Material Contract and each Assumed Contract is in full force and effect, paid currently and has not been materially impaired by any acts or omissions of the Company.  Except for those Material Contracts denoted with an asterisk (*) as set forth on Schedule 3.9(a) and the Assumed Contracts denoted with an asterisk (*) on Schedule 1.1(a), no Material Contract or Assumed Contract requires the consent of any other contracting party to prevent a breach of, a Default under, or a termination, change in the terms or conditions or modification of, any Material Contract or Assumed Contract as a result of the consummation of the transactions contemplated hereby.  All of the Material Contracts and Assumed Contracts are valid, binding and enforceable against the Company in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting enforcement of creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by Applicable Law.  The Company has fulfilled, or taken all action reasonably necessary to enable it to fulfill when due, all of its material obligations under each of such Material Contracts and Assumed Contracts.  The Company is not in Default under any Material Contract or under any Assumed Contract.  To the Knowledge of the Company, no other party is in Default under such Material Contracts and Assumed Contracts and, to the Knowledge of the Company, no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a Default and no written notice of any claim of Default has been given to the Company.  None of the Company, the Shareholders nor the Company Shareholder Parties is aware of any intent by any party to any Material Contract or any Assumed Contract to terminate or amend the terms thereof or to refuse to renew any such Material Contract or Assumed Contract upon expiration of its term.  The Company is not currently paying liquidated damages in lieu of performance under any Material Contract or Assumed Contract.  The Company has delivered to the Purchaser true and complete copies of all Material Contracts and any amendments thereto and Assumed Contracts and any amendments thereto.

3.10.       Compliance with Other Instruments; No Conflicts.

(a)           The Company is not in violation, breach or Default of (i) any term of its Articles of Incorporation, by-laws or similar organizational or governance documents, or (ii) any provision of Applicable Law that is applicable to or binding upon the Company, the Acquired Assets or the Assumed Liabilities.

(b)           The execution, delivery and performance by the Company, the Shareholders and the Company Shareholder Parties of, and compliance with this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby shall not:

(i)            conflict with or violate the Articles of Incorporation, by-laws or similar organizational or governance documents of the Company,

(ii)           conflict with or violate any Applicable Law applicable to the Company, the Shareholders and the Company Shareholder Parties, the Business or any of the Acquired Assets or by which the Company, the Shareholders and the Company Shareholder Parties, the Business or any of the Acquired Assets may be bound or affected;

(iii)          result in any breach or violation of, constitute a Default under, require any consent of any Person pursuant to, give to others any right of termination, amendment, modification, acceleration of, give rise to any increased, accelerated or additional rights of any Person or otherwise adversely affect any rights of the Company or the Business under, or result in the creation of any Encumbrance on any of the Acquired Assets pursuant to, any Material Contract.

3.11.       Taxes.

(a)           Definitions.  For purposes of this Agreement:

(i)            the term “Tax” (including with correlative meaning, the terms “Taxes” and “Taxable”) means all federal, state, local, provincial, territorial, foreign or other taxes, customs, tariffs, imposts, levies, duties, government fees or other like assessments or charges of any kind, including, without limitation, all income, capital, goods and services, transfer, withholding, employer health tax, franchise, sales, use, ad valorem, transfer, license, recording, employment (including federal, provincial, territorial and state income tax withholding, backup withholding or other payroll taxes), environmental, excise, severance, stamp, occupation, premium, prohibited transaction, property, value-added, net worth, Canada pension plan contributions, provincial pension plan contributions, employment insurance premiums, provincial workers’ compensation payments or any other taxes and any interest, penalties and additions imposed with respect to such amounts; and

(ii)           the term “Tax Return” means all federal, state, local, provincial, territorial and foreign returns, declarations, claims for refunds, forms, statements, reports, schedules, information returns or similar statements or documents, and any amendments thereof (including, without limitation, any related or supporting information or schedule attached thereto) required to be filed with any Taxing authority in connection with the determination, assessment or collection of any Tax or Taxes.

(b)           The Company has filed (or will file when due) all Tax Returns that are required to be filed in respect of the Acquired Assets or the Business, all such Tax Returns are accurate, and all Taxes with respect to such Tax Returns have been paid.  The Company has paid all Taxes imposed with respect to the Acquired Assets, or otherwise payable by the Company and the Company has withheld or collected and remitted all amounts required to be withheld or collected.

(c)           There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the Acquired Assets and there are no grounds for the assertion or assessment of any Encumbrances against the Acquired Assets, or the Business in respect of any Taxes.  The transactions contemplated by this Agreement shall not give rise to (i) the creation of any Encumbrances against the Acquired Assets or the Business in respect of any Taxes or (ii) the assertion of any additional Taxes against the Acquired Assets or the Business.

(d)           No claim has ever been made or threatened by a Tax authority in a jurisdiction where the Company does not file Tax Returns that the Business is or may be subject to Taxes by that jurisdiction.  No Proceeding is pending or threatened by any Governmental Authority for any audit, examination, deficiency, assessment or collection from the Company of any Taxes related to the Business, no unresolved claim for any deficiency, assessment or collection of any Taxes related to the Business has been asserted against the Company and all resolved assessments of Taxes related to the Business have been paid.  No issues have been raised by the relevant taxing authorities on audit that are of a recurring nature and that would have an effect upon the Taxes of the Business.

3.12.       Environmental Matters.  There have been no disposals, releases or threatened releases of Hazardous Materials on, from or under the Leased Property or any other property at which the Business has been conducted and the Company except (if any) for such disposals, releases or threatened releases of Hazardous Materials not in violation of applicable Environmental Laws, and the Company has not received any notice of non-compliance with any Environmental Law.  Neither the Company nor, to the Knowledge of the Company, any third party, has used, generated, manufactured or stored on, under or about the Leased Property or transported to or from the Leased Property, or any other property at which the Business has been conducted, any Hazardous Materials, except to the extent not in violation of applicable Environmental Laws.  The Company has no Knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any of the Leased Property or any other property at which the Business has been conducted, which may have occurred before the Company took possession of any of the Leased Property or any other property at which the Business has been conducted.  For the purposes of this Agreement, “Environmental Law” shall mean any statute, law, ordinance, regulation, decision or rule of any governmental authority, whether federal, provincial, territorial, sectoral, local or otherwise, relating to (i) pollution or protection of the environment; (ii) emissions, discharges, releases or threatened releases of Hazardous Materials; (iii) threats to human health or ecological resources arising from exposure to Hazardous Materials; (iv) the remediation of contamination or restoration of the quality of the environment; or (v) the manufacture, generation, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Materials, and includes, but is not limited to, the Canadian Environmental Protection Act, 1999, the Ontario Environmental Protection Act, the Fisheries Act, the Canadian Environmental Assessment Act, the Species at Risk Act, the Transportation of Dangerous Goods Act, the Canadian Shipping Act, the Hazardous Products Act, the Pest Control Products Act, the Canadian Occupational Health and Safety Act, the Ontario Occupational Health and Safety Act and any similar federal, provincial, territorial, sectoral or local laws.  For the purposes of this Agreement, “Hazardous Materials” shall mean (i) Chemicals, pollutants, contaminants, dangerous goods, hazardous wastes, oil and petroleum products; (ii) any substance that is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, radon gas or related materials; (iii) any substance that requires removal or remediation under any Environmental Law, or is defined, listed or identified as a “contaminant”, “dangerous good,” “solid waste,” “hazardous waste,” “hazardous recyclable material,” “regulated substance,” “hazardous substance,” “listed substance,” “toxic substance,” “dangerous substance,” “infectious substance,” or “hazardous material” thereunder; or (iv) any substance that is regulated under any Environmental Law due to its actual or potentially toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or hazardous properties or that may otherwise lead to liability under any Environmental Law.

3.13.       Employee Benefits.

(a)           Schedule 3.13(a) lists as of the date hereof all of the Company’s pension, deferred profit sharing, group insurance, dental insurance, disability, death benefit, health and welfare, hospitalization, vacation, vacation pay, unemployment, retirement savings (including group retirement savings) and other employee benefit plans or arrangements, written or oral, currently applicable to Employees and their eligible dependents and eligible beneficiaries and all bonus, equity option, equity purchase, incentive, deferred compensation, life insurance, disability insurance, dependent care, severance and other similar fringe or employee benefit plans, programs or arrangements and any current or former employment or executive compensation or severance agreements, written or otherwise maintained or contributed to by the Company for the benefit of or relating to any Employee or former Employee of the Company in respect of the Business (or any dependent thereof), or any trade or business (whether or not incorporated) that is an Affiliate of the Company (each a “Benefit Plan,” collectively, the “Benefit Plans”).  For each Benefit Plan, true and complete copies of, where applicable, (i) the actuarial reports and other reports or communications to or with pension or Tax authorities for the last two (2) plan years, including without limitation those required to be prepared under the Ontario Pension Benefits Act and Applicable Law, and (ii) any plan document, summary plan description, trust agreement, funding agreements or arrangements, employment agreement and other governing instrument, document or Employee communication, have been delivered to the Purchaser as of the date hereof.

(i)            The Company has not had and does not have any pension plans.

(ii)           All employee data necessary to administer the Purchaser’s benefits plans will be provided by the Company to the Purchaser and will be true and correct as of the date thereof and the Company will notify the Purchaser of any changes thereto occurring prior to the Closing Date.

(b)           Each Benefit Plan has been maintained in all respects in accordance with its terms and the requirements of Applicable Law, including, but not limited to, the filing or making of all reports and disclosures.  No officer, director or Employee of the Company has committed a breach of any fiduciary responsibility or obligation in respect of any Benefit Plan.  Other than routine claims for benefits, there is no present claim or proceeding (including any audit, examination or investigation) or, to the Knowledge of the Company, pending or threatened or state of facts that reasonably could be expected to give rise to same, involving any Benefit Plan by any Person or any Governmental Authority.

(c)           Schedule 3.13(c) sets forth a true and complete list of the names of all current Employees who are employed in connection with the Business specifying their position and describing their areas of responsibility with respect to the Business, and their salary, date of hire, commission, bonus and incentive entitlements and identifying which Employees are currently receiving long-term or short-term disability benefits or are absent from active employment on pregnancy, parental or adoption leave and their anticipated dates of return to active employment.

(d)           Schedule 3.13(d) sets forth a true and complete list of all (i) employment agreements with officers of the Company, (ii) agreements with consultants who are individuals obligating the Company to make annual cash payments in an amount of $30,000 or more, (iii) severance agreements, programs and policies of the Company with or relating to its Employees, and (iv) plans, programs, agreements and other arrangements of the Company with or relating to its Employees that contain provisions that, as a result of the execution of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby, will result in the acceleration or creation of any rights or the creation of any benefits of any Employee, whether or not listed in other parts of the Company Disclosure Letter.  The Company has delivered to the Purchaser true and complete copies of all such agreements, plans, programs and other arrangements.  No amendments or improvements that will affect Employees have been promised or made to the Benefits Plans and no amendments or improvements that will affect

Employees will be promised or made to the Benefits Plan by the Company prior to the Closing Date.

(f)            The Company has made full and timely payment of all amounts required to be contributed or paid as contributions, premiums or expenses, or accrued such payments in accordance with normal procedures under the terms of each Benefit Plan, Canadian GAAP and Applicable Law.

3.14.       Compliance with Law.  The Company is and has been in compliance in all material respects with all Applicable Law, including, but not limited to, in connection with the conduct or operation of the Business and the ownership or use of the Acquired Assets.  The Company has not received, and to the Knowledge of the Company, there is no basis for, any notice, order, complaint or other communication from any Governmental Authority or any other Person that the Company or the Business is not in compliance in all material respects with any such Applicable Laws.

3.15.       Permits.  Schedule 3.15 sets forth a true and complete list of all Permits, all of which are valid and in full force and effect as of the date hereof.  Except for those Permits denoted with an asterisk (*) as set forth on Schedule 3.15, no Permit requires the consent of any Governmental Authority, or any other Person, to transfer such Permit in connection with the consummation of the transactions contemplated hereunder.  The Company has, and at all times has had, all Permits required under Applicable Law in respect of the operation of the Business and owns or possesses such Permits, free and clear of all Encumbrances, other than Permitted Encumbrances.  The Company is not in Default, and has not received any notice of any claim of Default, with respect to any such Permit, and no condition exists that with notice or lapse of time or otherwise would constitute a Default.  Such Permits that are included in the Acquired Assets will not be adversely affected by the completion of the transaction contemplated by this Agreement.

3.16.       Consents and Approvals.  Except for the Material Contracts and as set forth on Schedule 3.16 (including, but not limited to, those Material Contracts and Permits denoted with an asterisk (*) as set forth on Schedule 3.9(a) and Schedule 3.15, respectively), no consent, approval or authorization of, declaration or notice to or filing or registration with, any Governmental Authority, or any other Person, is required to be made or obtained by the Company, any of its Affiliates or any Shareholders or Company Shareholder Parties in connection with the execution, delivery and performance by the Company, the Shareholders and the Company Shareholder Parties of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby or in order to prevent the termination of any right, privilege, license or qualification of or affecting the Business or the Acquired Assets.

3.17.       Litigation.  Except as set forth on Schedule 3.17, there is no action, suit, proceeding, claim, arbitration or investigation (“Proceeding”) in progress (or, to the Knowledge of the Company, pending or threatened) against the Company, nor, to the Knowledge of the Company, is there any basis for any such Proceeding.  The Company is not a party to or subject to the provisions of any court order, writ, injunction, judgment or decree of any Governmental Authority and there is no material Proceeding by the Company currently in progress or which the

Company intends to initiate.  No Proceeding has been instituted or, to the Knowledge of the Company, threatened which questions the validity or legality of the transactions contemplated hereby or by the Ancillary Agreements.  There is not at present outstanding any regulation, court order or Proceeding that enjoins or seeks to enjoin or makes the transactions contemplated hereby or by the Ancillary Agreements illegal or otherwise prohibited.

3.18.       Labor Matters.

(a)           The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the Knowledge of the Company, has sought to represent any of its Employees or Representatives.

(b)           There is no strike or other labor dispute involving the Company in progress, or to the Knowledge of the Company, threatened or pending.  The Company has not, during the three year period before the date of this Agreement, received any demand letters, civil rights charges, suits, drafts of suits, administrative or other claims of or from any its Employees, and there are no such claims or suits outstanding (including, but not limited to, any action or negotiations in respect of wrongful dismissal).

(c)           All individuals who are performing consulting or other services for the Company are or were correctly classified by the Company (whether in contracts, Tax filings or otherwise) as either “independent contractors” or “employees” as the case may be.

(d)           The Company is in compliance in all material respects with all Applicable Laws respecting employment, termination of employment, employment practices, terms and conditions of employment and wages and hours.

(e)           The Company has withheld, reported and remitted all amounts required by Applicable Law or agreement to be withheld, reported and remitted with respect to wages, salaries and other payments to Employees.

(f)            There are no present, or, to the Knowledge of the Company, pending or threatened, claims or actions against the Company under any workers’ compensation policy, provincial or territorial workers compensation legislation or long-term disability policy.

3.19.       Intellectual Property; Software.

(a)           Schedule 3.19(a)(i) lists all Intellectual Property and any applications and renewals for Intellectual Property owned by the Company or filed on its behalf (such items being referred to herein as the “Owned Company Intellectual Property”).  Schedule 3.19(a)(ii) lists all licenses (in and out), sublicenses and other agreements to which the Company is a party and pursuant to which Intellectual Property is licensed to the Company, or the Company licenses Intellectual Property to a third party (all Intellectual Property that is licensed by the Company (as licensee) pursuant to the agreements set forth on Schedule 3.19(a)(ii) being referred to herein as the “Licensed Company Intellectual Property”).  The Owned Company Intellectual Property and

the Licensed Company Intellectual Property are referred to collectively herein as the “Company Intellectual Property.”

(b)           Each item of Company Intellectual Property is either: (i) owned solely by the Company free and clear of all Encumbrances other than licenses to third parties described in Schedule 3.19(a)(ii), or (ii) rightfully used and authorized for use by the Company as between the Company, on the one hand, and the licensors of such Company Intellectual Property, on the other hand, pursuant to a written Contract.

(c)           Except as set forth in Schedule 3.19(c), the Company is not in violation of any license, sublicense or other agreement to which it is a party or otherwise bound relating to any Licensed Company Intellectual Property.

(d)           All Owned Company Intellectual Property is valid, subsisting and enforceable in the Canada and in each other jurisdiction in which such Owned Company Intellectual Property is presently registered.  Except as set forth in Schedule 3.19(d), no trademarks or service marks other than those included in the Owned Company Intellectual Property are used by the Company in connection with the current products or services sold by the Company.  Each copy of any commercially available software used by the Company is used pursuant to, and in accordance with, valid license rights in favor of the Company.  Except as set forth in Schedule 3.19(d), no claims have been documented in writing to the Company by any Person, either: (i) challenging the validity, enforceability, effectiveness, right to use or ownership by the Company of any of the Owned Company Intellectual Property; or (ii) alleging that any Licensed Company Intellectual Property or that any services provided, processes used or products manufactured, used, imported, reproduced, modified, distributed, licensed, sublicensed, offered for sale or sold by the Company has been infringed, misappropriated or otherwise violated, is or will infringe, misappropriate or otherwise violate any Intellectual Property or other proprietary right of any Person.  Except as set forth in Schedule 3.19(d), to the Knowledge of the Company there is no and has not been any unauthorized use, infringement, misappropriation or other violation of any of the Owned Company Intellectual Property by any Company Employee, former Company Employee or any third party.

(e)           Except as set forth in Schedule 3.19(e), the Company has secured from all parties (including, but not limited to, Employees) who have created any portion of, or otherwise have any rights in or to, the Owned Company Intellectual Property valid and enforceable written assignments of any such work, invention, improvement or other rights to the Company to the extent necessary to vest title in such Owned Company Intellectual Property in the Company and waivers of moral rights by all Employees and contractors involved in the creation of any aspect of the Owned Company Intellectual Property.  No current or former Employee of the Company has any interest in any item of Owned Company Intellectual Property other than moral rights waived as described in the preceding sentence.  The Company has recorded all such assignments with all patent offices worldwide in which any Owned Company Intellectual Property is registered or for which an application has been filed.

(f)            The transactions contemplated hereby will not alter, encumber, impair, extinguish or otherwise adversely affect any Owned Company Intellectual Property or impair the right of the Purchaser to develop, use, sell, license or dispose of, or to bring any action for the infringement of, any Owned Company Intellectual Property.

(g)           The Company has taken all commercially reasonable measures necessary to protect the proprietary nature of the Owned Company Intellectual Property and to maintain in confidence all trade secrets and confidential information owned by the Company.

(h)           Except as set forth in Schedule 3.19(h), all Company employees have executed a non-disclosure agreement in favor of the Company and each such agreement remains in full force and effect.  A copy of each such agreement has been delivered to Purchaser.

(i)            To the Knowledge of the Company, the Company Intellectual Property comprised of software is free of any disabling codes or instructions (a “Disabling Code”), and any virus or other intentionally created, undocumented contaminant (a “Contaminant”), that may, or may be used to, access, modify, delete, damage or disable any systems or that may result in damage thereto.  The Company has taken all steps and implemented all procedures to ensure that its internal computer systems are free from Disabling Codes and Contaminants.  To the Knowledge of the Company, the Licensed Company Intellectual Property is free of any Disabling Codes or Contaminants that may, or may be used to, access, modify, delete, damage or disable any of the hardware, software, databases, embedded control systems, or other systems of the Company or that might result in damage thereto.  The Company has taken all commercially reasonable steps to safeguard its systems and restrict unauthorized access thereto.

3.20.       Transactions with Certain Persons.  Schedule 3.20 sets forth a true, correct and complete list of (a) each oral or written Contract or business arrangement (including, but not limited to, any such Contract or arrangement involving the purchase from or the sale, license or furnishing to the Company any goods, property, services, technology or intellectual or other property rights) between the Company, on one hand, and any Shareholder, Company Shareholder Party, Related Party, officer or director of the Company or any Affiliate of any such Person, on the other hand, at any time during the five (5) year period preceding the date hereof, (b) the name of the Shareholder, Company Shareholder Party, Related Party, officer or director of the Company or any Affiliate of any such Person involved in such Contract or arrangement, and (c) the amount of money paid by or to the Company pursuant to any such Contract or arrangement in each of the past five (5) years.  Without limiting the generality of the foregoing, Schedule 3.20 shall set forth the information required above as it relates to the Dynamic Lease and the Mississauga Affiliate.

3.21.       Insurance.  Schedule 3.21 sets forth a complete and correct list of all insurance policies of the Company of any kind currently in force and also sets forth for each insurance policy the type of coverage, the name of the insureds, additional insureds and loss payees, the insurer, the premium, the expiration date, the deductibles and loss retention amounts and the amounts of coverage.  True and complete copies of such insurance policies have been delivered to the Purchaser.  All insurance coverage is in full force and effect and insures the Company in sufficient amounts against losses as are in accordance with normal industry practice for similar businesses (taking into account the cost and availability of such insurance).  No notice of cancellation or termination has been received with respect to any such policy as of the date hereof, and all such insurance policies are in full force and effect and will remain in full force and effect up to and including the Closing (other than those that have been retired or expired in the Ordinary Course of Business).  Except as set forth on Schedule 3.21, the Company has no self-insurance or co-insurance programs, and the reserves set forth on the Financial Statements for the Company’s fiscal year ended December 31, 2011 are adequate to cover all anticipated liabilities with respect to any such self-insurance or co-insurance programs.

3.22.       Inventory.  Schedule 3.22 sets forth a true and complete list of all Inventory as of the Closing Date, the cost and current value thereof, the address at which such Inventory is located and the expected resale price thereof.  Such Inventory has not been consigned to any third person.  Such Inventory was acquired and has been maintained in accordance with the regular business practices of the Company, consists of items of a quality and quantity substantially all of which is usable or saleable in the Ordinary Course of Business, and is valued at prices equal to the lower of cost or realizable value and in accordance with the internal accounting practices of the Company applied on a basis consistent with the Financial Statements, each consistently applied throughout the periods covered by the Financial Statements, with adequate provisions or adjustments for excess inventory, slow-moving inventory, spoilage and inventory obsolescence and shrinkage.  The Inventory consists of products of quality and quantity commercially usable and salable at not substantially less than cost in the Ordinary Course of Business, except for any items of obsolete material or material below standard quality, substantially all of which have been written down to realizable market value, or for which adequate reserves have been provided, and, except as described in Schedule 3.22, the present quantities of all Inventory are reasonable in the present circumstances of the Company and consistent with the Company’s average level of Inventory in the past twenty-four (24) months.

3.23.       Certain Business Practices.  None of the agents or Employees of the Company or any of its Affiliates has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses, including, without limitation, expenses related to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, made any bribes or kickback payments or violated any provision of the United States Foreign Corrupt Practices Act of 1977, as amended, or the Canadian Corruption of Foreign Public Officials Act, or (c) made any other unlawful payment including, but not limited to, payments in contravention of the Criminal Code of Canada.

3.24.       Warranties.  Schedule 3.24 sets forth true and complete summaries of the written warranties and guaranties utilized by the Company with respect to its services or products pursuant to which the Company may have any current or future obligations.  There have not been any deviations from such warranties and guaranties which could result in liability to the Company exceeding $25,000, and neither the Company nor any of its salespeople, Employees, distributors and agents is authorized to undertake obligations to any customer or to other third parties in excess of such warranties or guaranties.  The Company has not made any oral warranty or guaranty with respect to any of its products or services.

3.25.       Suppliers and Customers.  The documents and information supplied by the Company in connection with this Agreement with respect to relationships and volumes of business done with the suppliers, distributors and customers of the Business are accurate in all material respects.  Schedule 3.25 sets forth a true, correct and complete listing of the ten (10) largest suppliers of the Business (measured by payouts made to such suppliers) and ten (10) largest customers of the Business during the twelve (12) months preceding the date hereof (measured by revenue received by such customers).  During the last twelve (12) months, the Company has not received any notice of termination or written threat of termination from any of the ten (10) largest suppliers of the Business or any of the ten (10) largest distributors or customers of the Business, or any information that any such customer, distributor or supplier intends to materially decrease the amount of business that it does with the Company.

3.26.       Solvency.  The Company is Solvent and will be Solvent after giving effect to the transactions contemplated by this Agreement and the Ancillary Agreements and any dividend, distribution or transfer of any portion of the Purchase Price contemplated by the Company.  For purposes of this Agreement, “Solvent” means that:  (a) the amount, at “fair valuation,” or “present fair salable value” (or the nearest equivalent that is the applicable test under the applicable provisions of the relevant federal, provincial, state bankruptcy and fraudulent conveyance or transfer laws and the case law in respect thereof) of the Company’s assets is in excess of the total amount of the Company’s debts and liabilities, including contingent liabilities, (b) the Company is able to pay its debts and liabilities, including contingent liabilities, as they become due, (c)  the Company does not have unreasonably small capital or assets to carry on the Company’s business as theretofore operated and as proposed to be operated, (d) the Company does not intend to, nor does it believe that it will, incur debts or liabilities beyond the Company’s ability to pay as such debts and liabilities mature, in each case as of such date, and (e) the Company has not breached any solvency requirements (however described) in the Ontario Business Corporations Act or committed an act of or become in a state of bankruptcy or insolvency or entered into an assignment or preference that has or may have the effect of causing the Company to be unable to pay its debts as they become due.  The meaning of the terms “fair valuation” and “present fair salable value” and the other terms used in this definition, and the calculation of assets, debts and liabilities shall be determined and made in accordance with the applicable provisions of the relevant federal, provincial, or state bankruptcy and fraudulent conveyance or transfer laws.

3.27.       No Brokers.  Except as set forth on Schedule 3.27, none of the Company or any of its Affiliates, or any of their respective officers, directors, employees, or the Shareholders or the Company Shareholder Parties, has entered into any contract, agreement, arrangement or understanding with any broker, finder or similar agent or any Person which will result in the obligation of the Purchaser, the Company or any of their respective Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby and by the Ancillary Agreements.

3.28        Data Room.  The on-line data room which was made available to the Purchaser through Dropbox (the “Data Room”) contains true and complete copies of all Contracts entered into by the Company in connection with the Business and which are in effect as of the date hereof. At the Closing, the Company shall provide to the Purchaser a CD or other electronic copy of the documents contained in the Data Room.

3.29.       Other Information.  None of the representations and warranties made by the Company, the Shareholders and the Company Shareholder Parties (taken together with the Company Disclosure Letter) in this Agreement or any Ancillary Agreement, the Data Room described in Section 3.28 above and none of the documents or information delivered to the Purchaser by the Company, the Shareholders or the Company Shareholder Parties or its or their Representatives in connection with the transactions contemplated by this Agreement and the Ancillary Agreements contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading.  The financial projections relating to the Company delivered to the Purchaser have been prepared in good faith and are based on reasonable assumptions, constitute the Company’s best estimate of the information purported to be shown therein, and neither the Company nor any Shareholder or Company Shareholder Party is aware of any fact or information that would lead it to believe that such projections are incorrect or misleading in any material respect.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

As a material inducement to the Company and the Shareholders and the Company Shareholder Parties to enter into this Agreement, except as provided herein, the Purchaser makes the following representations and warranties to the Company and the Shareholders and the Company Shareholder Parties.

4.1.         Organization.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the province of British Columbia and has full corporate power and authority to conduct its business as it is presently being conducted, and to own or lease, as applicable, its assets and properties.

4.2.         Authorization.  The Purchaser has requisite corporate power and authority, and has taken all action necessary, to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is or will be a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement and the Ancillary Agreements to which it is or will be a party by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly approved by all necessary corporate action under the organizational documents of the Purchaser.  No other corporate proceedings on the part of the Purchaser or its shareholders are necessary to authorize this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by the Purchaser and is, and upon execution and delivery of each of the Ancillary Agreements to which the Purchaser is or will be a party will be, a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally.

4.3.         Compliance with Other Instruments; No Conflicts.  The execution, delivery and performance by the Purchaser of, and compliance with this Agreement and the Ancillary

Agreements and the consummation of the transactions contemplated hereby and thereby shall not:

(a)           conflict with or violate the Articles of Incorporation, by-laws or similar organizational or governance documents of the Purchaser;

(b)           conflict with any Contract to which the Purchaser is a party or by which it is bound;

(c)            conflict with any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over the Purchaser; or

(d)           conflict with or violate any Applicable Law applicable to the Purchaser or by which the Purchaser may be bound or affected.

4.4.         No Brokers.  None of the Purchaser or any of its Affiliates, or any of their respective officers, directors or employees has entered into any contract, agreement, arrangement or understanding with any broker, finder or similar agent or any Person which will result in the obligation of the Company or any of the Company’s Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby and by the Ancillary Agreements.

ARTICLE V
POST-CLOSING COVENANTS

5.1.         Certain Transition Matters.   (a) On or before the Closing Date, the Company shall have taken such actions as are necessary for the Purchaser to have signatory rights with respect to the bank operating accounts of the Business, and for a period of ninety (90) days following the Closing the Purchaser shall have the right to utilize such accounts for the purpose of paying expenses with respect to the Purchaser’s operation of the Business following Closing (including, but not limited to, payment of employee wages, salaries and benefits) and collection of accounts receivable and other amounts with respect to the Purchaser’s operation of the Business following Closing.  The Company shall cooperate with the reasonable requests of the Purchaser with respect to the use of such accounts.  It is specifically understood and agreed that the Purchaser shall be responsible for depositing into such account, or otherwise making available to the Company, such funds as are necessary to pay Purchaser’s post-Closing operating expenses of the Business from such accounts during the aforementioned transition period.  The Company and the Purchaser shall maintain books and records to reflect the amounts that each of such Parties has under deposit in such accounts, together with records of the disbursements therefrom by each such Party.  The Company shall not use, withdraw or pay from such accounts any funds which are attributable to the Purchaser, and the Purchaser shall not use, withdraw or pay from such accounts any funds which are attributable to the Company.  At the Closing, such account shall contain at least an amount of money equal to the sum of the Cash Amount plus all accruals for payroll and vacation (relating both to current and prior periods and including any such vacation accruals that may be in excess of the Company’s current policies) to the extent the same relate to periods prior to and including October 31, 2012.  For the avoidance of doubt, it is the intention of the Parties that such amounts attributable to accrued vacation shall be treated as follows:  (i) vacation accruals relating to periods prior to January 1, 2011 shall be paid to the applicable employees from such amounts at the next regularly scheduled payroll following the Closing; (ii) vacation accruals relating to periods on and after January 1, 2011 shall be paid in the ordinary course as the applicable employees utilize such vacation or are required to be paid therefor, but in no event later than December 31, 2013, at which time any surplus funds after all such vacation obligations have been so satisfied will be the property of the Company.

(b)           The Company, the Shareholders and the Company Shareholder Parties shall cooperate with the efforts of the Purchaser to negotiate and execute a definitive written agreement with Asurion, LLC to memorialize the services performed by the Purchaser for Asurion, LLC following the occurrence of the Closing.

5.2.         Proration of Liabilities.

(a)           The Company and the Purchaser shall cooperate with each other to provide for payments due with respect to the Assumed Liabilities during the payment period in which the Closing occurs with all the Assumed Liabilities prorated as of the Closing Date, if applicable.  In furtherance and not in limitation of the foregoing, all utility charges, gas charges, electric charges, water charges, water rents and sewer rents, if any, shall be apportioned between the Purchaser and the Company as of 11:59 P.M. on the Closing Date, computed on the basis of the most recent meter charges or, in the case of annual charges, on the basis of the established fiscal year.  All prepaid expenses (including any rent) of the Company paid prior to the Closing Date in respect of the Business shall be apportioned between the Purchaser and the Company as of 11:59 P.M. on the Closing Date computed on the basis of the benefit received by the Company prior to the Closing Date and the benefit to be received by the Purchaser subsequent to the Closing Date with respect to any contract or other matter to which the prepaid expense relates.  All prorations described in this Section 5.2(a) shall be made insofar as feasible on the Closing Date, and the Base Consideration shall be adjusted accordingly as set forth in Section 2.4.

(b)           In the event the Purchaser or the Company shall receive bills after the Closing Date for expenses incurred prior to the Closing Date that were not prorated in accordance with this Section 5.2(b), then the Purchaser or the Company, as the case may be, shall promptly notify the other Party as to the amount of the expense subject to proration and the responsible Party shall promptly pay its portion of such expense (or, in the event such expense has been paid on behalf of the responsible Party, reimburse the other Party for its portion of such expenses).

5.3.         Non-Competition; Non-Solicitation.

(a)           The Company shall not, and shall cause its Affiliates not to, and no Shareholder and no Company Shareholder Party shall, directly or indirectly through any Person or contractual arrangement, either individually or as a shareholder, director, officer, partner, member consultant, owner, employee, agent, or in any other capacity, for a period of five (5) years following the Closing, (i) solicit or offer to provide or provide Restricted Services anywhere where the Company currently does so or has within the last eighteen (18) months been planning or proposing to do so; (ii) operate an Internet site through which Restricted Services are offered or provided in any geographic area where the Company or the Purchaser and its Affiliates do so; or (iii) directly or indirectly through any Person or contractual arrangement, perform management, executive or supervisory functions with respect to, operate, join, control, render financial assistance to, receive any economic benefit from, exert any influence upon, or participate in or allow any of its officers or employees to be connected as an shareholder, director, officer, partner, member consultant, owner, employee, agent or otherwise with, any business or Person that provides Restricted Services in any geographic area referred to earlier in this sentence.

(b)           The Company, the Shareholders and the Company Shareholder Parties shall not, and shall cause their respective Affiliates to not, for a period of five (5) years from the date of this Agreement, in any capacity or manner, whether directly or indirectly, individually or in partnership or otherwise jointly or in concert with any other Person (a) solicit any Customer or knowingly assist any Person directly or indirectly to solicit any Customer; or (b) respond to any contact from a Customer in respect of the purchase of products or services or otherwise doing business; or (c) induce or attempt to induce any Customer to reduce or curtail its business with the Business or to terminate its relationship with the Business.  In this section “Customer” means any Person who is a customer or client of the Business as of the date hereof and includes all prospective customers and clients who have been canvassed or solicited in connection with the Business.

(c)           For a period of five (5) years following the Closing, the Company shall not, and shall cause its Affiliates not to, and no Shareholder and no Company Shareholder Party shall, directly or indirectly solicit, recruit, hire or offer to hire, induce or attempt to induce or otherwise counsel, advise, ask or encourage any Person who at any time on or after the date of this Agreement is a Transferred Employee to leave the employ of the Purchaser or to accept employment with another employer or as an independent contractor.  The foregoing shall not prohibit (i) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at Transferred Employees, or (ii) the Company or any of its Affiliates from soliciting, recruiting or hiring any Transferred Employee who has ceased to be employed or retained by the Purchaser for at least twelve (12) months.

(c)           The Company, each Shareholder and each Company Shareholder Party acknowledge that the covenants of the Company and the Shareholders and the Company Shareholder Parties set forth in this Section 5.3 are an essential element of this Agreement and that any breach by the Company or any Shareholder or any Company Shareholder Party of any provision of this Section 5.3 shall result in irreparable injury to the Purchaser.  The Company, each Shareholder and each Company Shareholder Party acknowledge that in the event of such a breach, in addition to all other remedies available at law, the Purchaser shall be entitled to equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising therefrom, as well as such other damages as may be appropriate.  The Company, each Shareholder and each Company Shareholder Party have independently consulted with their respective counsel and after such consultation agree that the covenants set forth in this Section 5.3 are reasonable and proper to protect the legitimate interest of the Purchaser.

(d)           If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Section 5.3 are unreasonable, it is the intention and the agreement of the Parties that these provisions shall be construed by the court in such a manner as to impose only those restrictions on the Company’s, each Shareholder’s and each Company Shareholder Party’s conduct that are reasonable in light of the circumstances and as are necessary to assure to the Purchaser the benefits of this Agreement.  If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants of this Section 5.3 because taken together they are more extensive than necessary to assure to the Purchaser the intended benefits of this Agreement, it is expressly understood and agreed by the Parties that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

5.4.         Employment.

(a)           The Purchaser shall offer employment to all current Employees of the Business on substantially the same terms as the Employees are employed by the Company prior to Closing.  Except as otherwise set forth in this Agreement, such employment shall be subject to terms and conditions imposed by the Purchaser, including, at the Purchaser’s election, the Employee’s agreement to confidentiality, non-disclosure, non-competition and/or non-solicitation covenants.  All Employees of the Business who accept employment with the Purchaser or an Affiliate of the Purchaser shall be referred to herein as “Transferred Employees.”  To the extent permitted by Applicable Law, the Purchaser shall offer Transferred Employees employee benefits on a basis which is substantially comparable to those offered to the Purchaser’s similarly-situated employees.  Nothing contained in this Agreement shall limit the Purchaser’s ability to modify or terminate, in accordance with Applicable Law, the employment of the Transferred Employees or their terms and conditions of employment after Closing.  Nothing contained in this Agreement shall create any third party beneficiary rights in any Transferring Employee, any beneficiary or dependents thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Transferring Employee by the Purchaser or under any benefit plan that the Purchaser may maintain.

(b)           From and after the Closing Date, the Purchaser shall (A) grant all Transferred Employees credit for all service (to the same extent as service with the Purchaser is taken into account with respect to similarly situated employees of the Purchaser) with the Company prior to the Closing for (i) eligibility and vesting purposes, and (ii) for purposes of vacation accrual after the Closing as if such service with the Purchaser was service with the Company.  Subject to the approval of any insurance carrier and to the extent consistent with Applicable Law and Tax qualification requirements, the Purchaser shall cause any and all pre-existing condition (or actively-at-work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under any group medical plans to be waived with respect to the Transferred Employees and their eligible dependents and shall provide them with credit for any co-payments, deductibles and offsets (or similar payments) made during the applicable plan year before the Closing Date for purposes of satisfying any applicable deductible, out-of-pocket, or similar requirement under any the Purchaser’s employee benefit programs in which they are eligible to participate on and after the Closing Date.

5.5.         Payment of Liabilities.  At Closing, the Company shall pay or otherwise satisfy all Excluded Liabilities in accordance with the Ontario Bulk Sales Act.

5.6.         Tax Matters.

(a)           The Purchaser and the Company shall cooperate in preparing, executing and filing use, sales, real estate, transfer and similar Tax Returns relating to the purchase and sale of the Acquired Assets or the Business.  Such Tax Returns shall be prepared in a manner that is consistent with the determination of the fair market values allocated to the Acquired Assets as contemplated by Section 2.6.  All sales, transfer, documentary, stamp, recording and similar Taxes incurred in connection with the purchase and sale of the Assets (“Transfer Taxes”) shall be paid by the Company.

(b)           Any payments made pursuant to Section 6.2 of this Agreement shall constitute an adjustment to the Purchase Price for Tax purposes and shall be treated as such by the Purchaser and the Company on their Tax Returns to the extent permitted by Applicable Law.

(c)           The Company, the Shareholders and the Company Shareholder Parties represent and warrant that the Company is duly registered for the purposes of the federal Harmonized Sales Tax under the Excise Tax Act (Canada) and that its HST number is 106551484RT0001.  The Purchaser represents and warrants that it is duly registered for the purposes of federal Harmonized Sales Tax under the Excise Tax Act (Canada) and that its HST number is 845281336RT0001.  The Purchaser and the Company shall jointly make the election provided for under the Excise Tax Act (Canada) so that no HST will be payable in respect of the purchase transaction herein. The Purchaser and the Company shall jointly complete the Canada Revenue Agency election form in respect of such election and the Purchaser shall file such election form no later than the due date for the Purchaser’s HST return for the first reporting period in which HST would, in the absence of such election, become payable in connection with the purchase transaction herein

5.7.         Refunds and Remittances.  After the Closing: (i) if the Company or any of its Affiliates receive any refund or other amount that is an Acquired Asset or is otherwise properly due and owing to the Purchaser in accordance with the terms of this Agreement, the Company shall promptly remit, or shall cause to be remitted, such amount to the Purchaser, and (ii) if the Purchaser receives any refund or other amount that is an Excluded Asset or is otherwise properly due and owing to the Company or any of its Affiliates in accordance with the terms of this Agreement, the Purchaser shall promptly remit, or shall cause to be remitted, such amount to the Company.  If either Party receives a payment from a customer that cannot be identified to a specific invoice or obligation, the recipient shall inquire of the customer as to the intended application thereof and, lacking a response, the payment shall be applied to the post-Closing outstanding invoices or obligations first, and then to pre-Closing outstanding invoices or obligations.

5.8.         Power of Attorney.  The Company hereby constitutes and appoints the Purchaser the true and lawful attorney of the Company, with full power of substitution, in the name of the Company, but for the benefit of the Purchaser (provided, however, that the Company’s obligations shall not in any way be limited as a result of the Purchaser undertaking such expense) following the Closing to (a) collect, assert or enforce any claim, right or title of any kind in or to the Acquired Assets, institute and prosecute all actions, suits and proceedings which the Purchaser may deem proper in order to collect, assert or enforce any such claim, right or title, defend and compromise all actions, suits and proceedings in respect of any Acquired Asset, and do all such acts and things in relation thereto as the Purchaser shall deem advisable and (b) endorse, without recourse, the name of the Company on any check or other evidence of indebtedness received by the Purchaser on account of any Acquired Asset.  The Company acknowledges that such powers are coupled with an interest and shall not be revocable by it in any manner or for any reason, including its dissolution, and that the Purchaser shall be entitled to retain for its own account any amounts collected pursuant to such powers, including any amounts payable as interest in respect thereof.  Such powers shall be granted by such powers of attorney and other instruments as shall be reasonably requested by the Purchaser.

5.9.         Customer and Other Business Relationships.  After the Closing, the Company, the Shareholders and the Company Shareholder Parties shall cooperate with the Purchaser in its efforts to continue and maintain for the benefit of the Purchaser those business relationships of the Company existing prior to the Closing relating to the Business, including relationships with lessors, Employees, Governmental Authorities, licensors, customers, suppliers and others, and the Company shall satisfy the Excluded Liabilities in a manner that is not detrimental to any of such relationships.  None of the Shareholders, the Company Shareholder Parties or the Company, nor any of its officers, directors, Employees or Representatives, shall take any action that would tend to diminish the value of the Acquired Assets after the Closing or that would interfere with the business of the Purchaser to be engaged in after the Closing, including disparaging the name or business of the Purchaser.

5.10        Public Announcements.  None of the Company, the Shareholders, or the Company Shareholder Parties shall issue a press release or make any other public statement regarding this Agreement or the transactions contemplated hereby without the Purchaser’s prior written consent.

5.11.       Prohibition on Use.  From and after the Closing Date, the Company, the Shareholders and the Company Shareholder Parties shall cease use of and shall not use, directly or indirectly, all Business Intellectual Property, including, but not limited to, trademarks, trade names or domain names or addresses, including corporate names, symbols or identifiers included in Business Intellectual Property (including the names “NESA” and “National Electronic Service Association”), any derivatives thereof or any marks confusingly similar thereto.

5.12.       Bulk Sales.  The Company shall comply with all applicable provisions of Applicable Law which relate to the sale of property in bulk in connection with the transfer of the Acquired Assets to the Purchaser.

5.13.       Certain Matters Pertaining to the Mississauga Affiliate.  On or before January 31, 2013, the Company, the Shareholders and the Company Shareholder Parties shall cause the Mississauga Affiliate to (a) transfer to the Purchaser the clients of the Mississauga Affiliate whose business would constitute a part of the Business if they were clients of the Company, and (b) cease actively doing business.  At the Closing, the Purchaser shall offer employment to Vito Gaudino, one of the owners of the Mississauga Affiliate, with such employment to commence on February 1, 2013 or at such other date as may be agreed upon by such parties.  Such employment offers shall be consistent with the principles set forth in Section 5.4 hereof.

ARTICLE VI
INDEMNIFICATION; ESCROW

6.1.         General Survival.  The representations and warranties of the Parties contained in this Agreement or in any certificate or other writing delivered pursuant to this Agreement shall survive the Closing until the date that is twelve (12) months following the Closing Date, except for (i) the representation and warranty contained in each of Sections 3.11 (Taxes) and 3.27 (Solvency), which shall survive the Closing until the 120th day following the expiration of the applicable statute of limitation (including extensions thereof) with respect to the liabilities in question; (ii) the representations and warranties contained in Sections 3.1 (Organization), 3.3 (Authorization), 3.4 (Title to Assets), 3.28 (No Brokers), 4.1 (Organization) and 4.2 (Authorization) shall survive the Closing indefinitely; and (iii) the representations and warranties contained in Section 3.19 (Intellectual Property; Software)  shall survive the Closing until the fifth (5th) anniversary of the Closing Date.  Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy of such representation or warranty giving rise to such right of indemnity shall have been given to the Party from whom such indemnity may be sought before such time.  The covenants and agreements of the Parties contained in this Agreement shall survive indefinitely.

6.2.         Indemnification.

(a)           The Company, each Shareholder and each Company Shareholder Party shall jointly and severally indemnify the Purchaser and its Affiliates, subsidiaries, officers, directors, employees, shareholders, Representatives, agents, successors and assigns (collectively, the “Purchaser Indemnitees”) against, and hold each of the Purchaser Indemnitees harmless from, and shall reimburse each of them for, any and all Losses alleged against, incurred by, resulting from, arising out of, relating to, imposed upon or incurred by any Purchaser Indemnitee by reason of:

(i)            any inaccuracy in, misrepresentation or breach of any representation or warranty made by the Company or any Shareholder or Company Shareholder Party contained in this Agreement or any Ancillary Agreement (disregarding any qualification or exception contained in such representation or warranty relating to materiality or Material Adverse Effect);

(ii)           any breach of any covenant or agreement by the Company or any Shareholder or Company Shareholder Party contained in this Agreement or any Ancillary Agreement;

(iii)          the business or operation of the Company prior to the Closing Date; or

(iv)          any Excluded Liabilities or Excluded Assets.

For purposes of this Agreement, the term “Losses” means any and all judgments, settlements, deficiencies, demands, claims, suits, actions or causes of action, Environmental Claims, assessments, administrative proceedings (including informal proceedings), investigations, audits, liabilities, losses, damages (whether direct, indirect, incidental or consequential), interest, Taxes, fines, penalties, diminution in value, costs, expenses (including, without limitation, reasonable legal, accounting and other fees, costs and expenses of professionals and other out-of-pocket costs incurred in investigating, preparing or defending the foregoing), whether or not involving a third-party claim, and interest on any of the foregoing from the date incurred until paid at a rate equal to the prime rate in effect on the date incurred at Citibank, N.A., New York, New York, in each case as calculated by the Purchaser (subject to the Company’s right to dispute such calculation pursuant to the provisions of this Agreement).  Payments by an indemnified party of amounts for which such indemnified party is indemnified hereunder shall not be a condition precedent to recovery.

(b)           Any claims for indemnification hereunder must be set forth in writing and be received by the Company not later than the expiration of the applicable survival period (an “Indemnification Claim”).

(c)           No Purchaser Indemnitee shall be entitled to indemnification hereunder pursuant to Section 6.2(a)(i) for any Losses unless (i) the individual item involves Losses in excess of Five Thousand Dollars ($5,000) (the “De Minimis Amount”), and (ii) the aggregate amount of all Losses under all claims of all Purchaser Indemnitees pursuant to Section 6.2(a)(i) shall exceed Fifty Thousand Dollars ($50,000) (the “Threshold”), at which time all such Losses incurred shall be subject to indemnification hereunder in full, including the amount of the Threshold; provided, however, that any Indemnification Claim pursuant to Section 6.2(a)(i), with respect to the breach of any representation or warranty contained in Sections 3.1 (Organization), 3.3 (Authorization), 3.4 (Title to Assets), 3.11 (Taxes), 3.19 (Intellectual Property; Software) or 3.28 (No Brokers) shall be indemnifiable in full without regard to the De Minimis Amount or the Threshold.  In addition, the Purchaser Indemnitees shall not be collectively or individually entitled to indemnification hereunder pursuant to Section 6.2(a)(i) for any Losses in the aggregate in excess of an amount equal to the Purchase Price.

(d)           Notwithstanding the foregoing or anything in this Agreement to the contrary, the limitations set forth in subsection (c) above shall not be applicable with respect to any claims for Losses by any Purchaser Indemnitee against the Company or any Shareholder or Company Shareholder Party resulting from common law fraud or similar statutory provisions, or intentional misrepresentation or intentional breach.

6.3.         Procedures.

(a)           In order for a Purchaser Indemnitee to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a Loss or a claim or demand made by any third party against the Indemnified Party (a “Third Party Claim”), such Purchaser Indemnitee shall deliver notice thereof to the Party against whom indemnity is sought (the “Indemnifying Party”) promptly after receipt by such Purchaser Indemnitee of written notice of the Third Party Claim attaching, if applicable, a copy of such Third Party Claim.  The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VI except to the extent that the Indemnifying Party is materially prejudiced by such failure.

(b)           If the Indemnifying Party acknowledges in writing its obligation to indemnify the Purchaser Indemnitee against any and all Losses that may result from a Third Party Claim pursuant to the terms of this Agreement, the Indemnifying Party shall have the right, upon written notice to the Purchaser Indemnitee within ten (10) days of receipt of notice from the Purchaser Indemnitee of the commencement of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party (which expenses shall not be applied against any indemnity limitation herein) with counsel selected by the Indemnifying Party and satisfactory to the Purchaser Indemnitee.  The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Purchaser Indemnitee for any period during which the Indemnifying Party has failed to assume the defense thereof.  If the Indemnifying Party does not expressly elect to assume the defense of such Third Party Claim within the time period and otherwise in accordance with the first sentence of this Section 6.3(b), the Purchaser Indemnitee shall have the sole right to assume the defense of and to settle such Third Party Claim.  If the Indemnifying Party assumes the defense of such Third Party Claim, the Purchaser Indemnitee shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Purchaser Indemnitee unless (i) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party, or (ii) the named parties to the Third Party Claim (including any impleaded parties) include both the Purchaser Indemnitee and the Indemnifying Party, and the Purchaser Indemnitee reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Purchaser Indemnitee may present such counsel with a conflict of interest.  If the Indemnifying Party assumes the defense of any Third Party Claim, the Purchaser Indemnitee shall, at the Indemnifying Party’s expense, cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Purchaser Indemnitee’s possession or under its control relating thereto as is reasonably required by the Indemnifying Party.  If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Purchaser Indemnitee, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment (x) involves a finding or admission of wrongdoing, (y) does not include an unconditional written release by the claimant or plaintiff of the Purchaser Indemnitee from all liability in respect of such Third Party Claim, or (z) imposes equitable remedies or any obligation on the Purchaser Indemnitee other than solely the payment of money damages for which the Purchaser Indemnitee shall be indemnified hereunder.

(c)           The indemnification required hereunder in respect of a Third Party Claim shall be made by prompt payment by the Indemnifying Party of the amount of Losses in connection therewith, as and when bills are received by the Indemnifying Party or Losses incurred have been notified to the Indemnifying Party.

(d)           No Indemnifying Party shall be entitled to require that any action be made or brought against any other Person before action is brought or claim is made against it hereunder by a Purchaser Indemnitee.

(e)           Notwithstanding the provisions of Section 6.3(b), each Indemnifying Party hereby consents to the nonexclusive jurisdiction of any court in which an action in respect of a Third Party Claim is brought against any Purchaser Indemnitee for purposes of any claim that a Purchaser Indemnitee may have under this Agreement with respect to such action or the matters alleged therein and agrees that process may be served on the Indemnifying Party with respect to such claim anywhere.

(f)            In the event any Purchaser Indemnitee should have a claim against an Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Purchaser Indemnitee, the Purchaser Indemnitee shall deliver notice of such claim with reasonable promptness to the Indemnifying Party.  The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VI except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to the Purchaser Indemnitee or otherwise than pursuant to this Article VI.

(g)           If the Indemnifying Party does not notify the Purchaser Indemnitee within ten (10) days following the Indemnifying Party’s receipt of an Indemnification Claim that the Indemnifying Party disputes its liability thereunder, the claim specified in such Indemnification Claim shall be conclusively deemed a liability of the Indemnifying Party hereunder and shall be paid upon demand of the Purchaser Indemnitee by the Indemnifying Party or by the Escrow Agent pursuant to the Escrow Agreement, as applicable.  If the Indemnifying Party agrees that it has an indemnification obligation but asserts that it is obligated to pay a lesser amount than that claimed in the Indemnification Claim, such lesser amount shall be conclusively deemed a liability of the Indemnifying Party hereunder and shall be paid upon demand of the Purchaser Indemnitee by the Indemnifying Party or by Escrow Agent pursuant to the Escrow Agreement, as applicable, without prejudice to or waiver of the Indemnified Party’s claim for the difference.  If the Indemnifying Party notifies the Purchaser Indemnitee in writing within ten (10) days following the Indemnifying Party’s receipt of an Indemnification Claim that the Indemnifying Party disputes all or a portion of its liability thereunder, either Party may seek to resolve the matter in accordance with the terms of Section 7.12 hereof; provided however, that the fourteen (14) day period referred to in Section 7.12(b) shall be reduced to five (5) days.

6.4.         Remedies Not Affected by Investigation, Disclosure or Knowledge.  No investigation conducted by or on behalf of any Party at any time and no disclosure provided to knowledge of any Party with respect to any event, condition or circumstance that renders inaccurate any representation or warranty or reveals the occurrence of a breach of any covenant of any other Party contained in this Agreement or any Ancillary Agreement shall be deemed to be a waiver of, or to relieve such other Party of any liability for, (i) the breach of any such representation, warranty or covenant, (ii) the nonfulfillment of any of the conditions set forth in this Article VI, or (iii) any rights to indemnification or other remedy arising in connection therewith.  The Purchaser hereby expressly reserves the right to seek indemnity or other remedy for any Losses arising out of or relating to any such breach notwithstanding any investigation, disclosure or knowledge as described herein.

6.5.         Sources of Payment of Indemnification Claims.  The Company, the Shareholders and the Company Shareholder Parties acknowledge and agree that the Escrow Fund is and shall be one, but not the only, source for any Purchaser Indemnitee to satisfy an Indemnification Claim hereunder.  Without limiting the generality of the foregoing, Purchaser shall have the right to proceed against any one or more of the Company, the Shareholders or the Company Shareholders, to offset against any Earn-Out Payments or to make a claim against the Escrow Fund to satisfy any Indemnification Claim hereunder, none of which such actions shall be deemed to be an election of remedies, it being acknowledged and agreed that the Purchaser’s remedies hereunder, at law and in equity shall be cumulative and not exclusive.  Subject to the following requirements, and subject to the terms of the Escrow Agreement, the Escrow Fund shall be in existence immediately following the Closing and shall terminate at 5:00 p.m., Washington, D.C. time, on the Escrow Termination Date; provided that the Escrow Fund shall not terminate on such date with respect to such remaining portion of the Escrow Fund (or some portion thereof) that is subject to any then pending Indemnification Claims, including Indemnification Claims based on a Third Party Claim that have not been finally adjudicated or settled, for which notice is delivered to the Escrow Agent prior to the Escrow Termination Date.  After the Escrow Termination Date and as soon as each pending Indemnification Claim has been resolved, the Escrow Agent shall distribute from the Escrow Fund, in accordance with the terms of the Escrow Agreement, the balance of the amount held in respect of such Indemnification Claim to the Company.

6.6.         Shareholders’ Representative.

(a)           Appointment of Shareholders’ Representative.  Upon execution of this Agreement by the Shareholders and the Company Shareholder Parties, effective as of the date of this Agreement and without any further action by the Shareholders and the Company Shareholder Parties, Dominic Renda shall be appointed as agent and attorney-in-fact (the “Shareholders’ Representative”) for each Shareholders and the Company Shareholder Parties.  The Shareholders’ Representative shall have full power and authority to represent all of the Shareholders and the Company Shareholder Parties and their successors and assigns with respect to all matters arising under this Agreement and the Ancillary Agreements to which all of the Shareholders and the Company Shareholder Parties are parties (collectively, the “Representative Agreements”) and all actions taken by the Shareholders’ Representative hereunder and thereunder shall be binding upon all such Shareholders and the Company Shareholder Parties and their successors and assigns as if expressly confirmed and ratified in writing by each of them; the Purchaser and its Affiliates may rely on all communications and approvals, consents or disapprovals from the Shareholders’ Representative despite receipt by the Purchaser, its Affiliates or their counsel of any information, communications or instructions from any other party to the contrary.  The Shareholders’ Representative shall take any and all actions which he believes are necessary or appropriate under this Agreement and the Representative Agreements for and on behalf of the Shareholders and the Company Shareholder Parties, as fully as if the Shareholders and the Company Shareholder Parties were acting on their own behalf, including, without limitation, defending all Indemnification Claims against the Shareholders or the Company Shareholder Parties pursuant to Article VI, consenting to, compromising or settling all Indemnification Claims, conducting negotiations with the Purchaser and its agents regarding such claims, dealing with the Purchaser under this Agreement and the Representative Agreements with respect to all matters arising hereunder and thereunder, taking any and all other actions specified in or contemplated by this Agreement and the Representative Agreements, and engaging counsel or accountants in connection with the foregoing matters.  Without limiting the generality of the foregoing, the Shareholders’ Representative shall have full power and authority to interpret all the terms and provisions of this Agreement and the Representative Agreements and to consent to any amendment hereof or thereof on behalf of all such Shareholders and the Company Shareholder Parties and such successors and assigns.  The Shareholders’ Representative shall act as promptly as reasonably possible in carrying out his duties.

(b)           Indemnification of Shareholders’ Representative.  The Shareholders’ Representative shall be, and hereby is, indemnified and held harmless, jointly and severally, by the Shareholders and the Company Shareholder Parties from all losses, costs and expenses (including attorneys’ fees) that may be incurred by the Shareholders’ Representative as a result of the Shareholders’ Representative’s performance of his duties under this Agreement and the Representative Agreements, provided that the Shareholders’ Representative shall not be entitled to indemnification for losses, costs or expenses that result from any action taken or omitted by the Shareholders’ Representative as a result of his willful misconduct or gross negligence.

(c)           Reasonable Reliance.  In the performance of his duties hereunder, the Shareholders’ Representative shall be entitled to rely upon any document or instrument reasonably believed by him to be genuine, accurate as to content and signed by any Shareholder and the Company Shareholder Party or the Purchaser.  The Shareholders’ Representative may assume that any person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.

(d)           Attorney-in-Fact.  The Shareholders’ Representative shall be hereby appointed and constituted by the Shareholders and the Company Shareholder Parties the true and lawful attorney-in-fact of each Shareholder and Company Shareholder Party, with full power in his name and on his behalf to act according to the terms of this Agreement and the Representative Agreements in the absolute discretion of the Shareholders’ Representative; and in general to do all things and to perform all acts including, without limitation, executing and delivering the Escrow Agreement and any other agreements, certificates, receipts, instructions, notices or instruments contemplated by or deemed advisable in connection with the Escrow Agreement.  This power of attorney and all authority conferred shall be granted and shall be irrevocable and shall not be terminated by any act of any Shareholder and Company Shareholder Party, by operation of law, whether by such Shareholder’s or Company Shareholder Party’s death, disability protective supervision, dissolution or any other event.  Each Shareholder and Company Shareholder Party shall waive any and all defenses which may be available to contest, negate or disaffirm the action of the Shareholders’ Representative taken in good faith.  Notwithstanding the power of attorney granted pursuant to this Section 6.6, no agreement, instrument, acknowledgement or other act or document shall be ineffective by reason only of the Shareholders and the Company Shareholder Parties having signed or given such agreement, instrument, acknowledgement or other act or document directly instead of the Shareholders’ Representative.

(e)           Orders.  The Shareholders’ Representative is authorized, in his sole discretion, to comply with final, nonappealable orders or decisions issued or process entered by any court of competent jurisdiction or arbitrator with respect to the Escrow Fund.  If any portion of the Escrow Fund is disbursed to the Shareholders’ Representative and is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Shareholders’ Representative is authorized, in his sole discretion, but in good faith, to rely upon and comply with any such order, writ, judgment or decree which he is advised by legal counsel selected by him is binding upon him without the need for appeal or other action; and if the Shareholders’ Representative complies with any such order, writ, judgment or decree, he shall not be liable to any Shareholder, Company Shareholder Party or to any other Person by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

(f)            Cessation of Duties or Removal of Shareholders’ Representative; Authority of Successor Shareholders’ Representative.  Shareholders who in the aggregate hold at least a majority of the Company Stock as of the Closing Date shall have the right at any time to (x) appoint a successor Shareholders’ Representative upon the resignation, disability or death of then-acting Shareholders’ Representative and (y) remove then-acting Shareholders’ Representative and appoint a successor Shareholders’ Representative; provided, however, that neither such removal of then-acting Shareholders’ Representative nor such appointment of a successor Shareholders’ Representative shall affect any previous decisions or actions of the Shareholders’ Representative being replaced, and further such appointment shall not be effective until the delivery to the Purchaser and, during the term of the Escrow Agreement, to the Escrow Agent of executed counterparts of a writing signed by each such Shareholder and Company Shareholder Party with respect to such removal and appointment, together with an acknowledgment signed by the successor Shareholders’ Representative appointed in such writing that he or she accepts the responsibility of successor Shareholders’ Representative and agrees to perform and be bound by all of the provisions of this Agreement applicable to the Shareholders’ Representative.  Each successor Shareholders’ Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Shareholders’ Representative, and the term “Shareholders’ Representative” as used herein and in the Escrow Agreement shall be deemed to include any interim or successor Shareholders’ Representative.

ARTICLE VII
MISCELLANEOUS

7.1          Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, in accordance with the terms hereof, and nothing in this Agreement is intended to or shall confer upon any other Person, any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.  Neither this Agreement nor any of the rights or obligations hereunder may be assigned by the Company, the Shareholders or the Company Shareholder Parties without the prior written consent of the Purchaser, or by the Purchaser without the prior written consent of the Company and the Shareholders’ Representative, except that the Purchaser may, without such consent, assign its rights hereunder, to one of its Affiliates; provided, however, that no such assignment shall release the Purchaser, as applicable, from any of its obligations under this Agreement.

7.2          Notices.  All notices, requests, claims, consents, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt or, in the case of a facsimile, upon confirmation of receipt) by delivery in person, by facsimile, by recognized overnight delivery service, or by registered or certified mail (postage prepaid, return receipt requested) to each other Party as follows:

if to the Purchaser:		Liquidity Services, Inc.
1920 L. Street, N.W., 6th Floor
Washington, DC 20037
Attention: James Williams, Esq., Vice Present, General Counsel and Corporate Secretary
Fax: (202) 467-4030

with copies to:		Babst Calland Clements and Zomnir, P.C.
Two Gateway Center, 6th Floor
Pittsburgh, PA 15222
	Attention:	Joseph S. Koscinski
Peter J. Veltri
Fax: (412) 394-6576

if to the Company:		683949 Ontario Limited
155 Dynamic Drive
Toronto, Ontario M1V 5L8 Canada
Attention: Dominic Renda
Fax: 888-551-6372

with a copy to:	Thompson Dymond
1595 Sixteenth Avenue, Suite 301
Richmond Hill, Ontario L4B 3N9 Canada
	Attention:	Phil Thompson
M. Catherine Cosentino
Fax: 866-861-6578

if to Shareholders’ Representative:		155 Dynamic Drive
Toronto, Ontario M1V 5L8 Canada
Attention: Dominic Renda
Fax: 888-551-6372

with a copy to:	Thompson Dymond
1595 Sixteenth Avenue, Suite 301
Richmond Hill, Ontario L4B 3N9 Canada
	Attention:	Phil Thompson
M. Catherine Cosentino
Fax: 866-861-6578

Or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

7.3.         Governing Law.

(a)           This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario, Canada without regard to the principles of conflicts of law thereof or the Ontario International Sale of Goods Act (which enacts the United Nations Convention on Contracts for the International Sale of Goods).

(b)           Subject to the provisions of Section 7.12 hereof, each Party irrevocably agrees that any legal action, suit or proceeding against them arising out of or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto (whether for breach of contract, tortious conduct or otherwise) shall be brought exclusively in Toronto, Ontario, and hereby irrevocably accepts and submits to the exclusive jurisdiction and venue of the aforesaid courts in personam, with respect to any such action, suit or proceeding, and each of the Parties waives any objection that it may have based on improper venue or forum non conveniens to the conduct of any such action or proceeding in any such court and waives personal service of any and all process upon it, and consent to all such service of process made in the manner set forth in Section 7.2.  Nothing contained in this Section 7.3(b) shall affect the right of any Party to serve legal process on any other Party in any other manner permitted by law.

7.4.         Entire Agreement; Amendments.  This Agreement (including the Company Disclosure Letter (and any amendments or supplements thereto) and the Exhibits hereto), the Ancillary Agreements and the Confidentiality Agreement dated April 27, 2012 constitute the entire agreement between the Parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings both written and oral between the Parties with respect to the subject matter hereof.  This Agreement (including the Company Disclosure Letter) may be amended only by an instrument in writing signed on behalf of the Parties hereto.

7.5.         Counterparts.  This Agreement may be executed by facsimile, .pdf, e-mail or other means of electronic transmission and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.6.         Severability.  If any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable there shall be added hereto automatically a provision as similar as possible to such illegal, invalid or unenforceable provision that is legal, valid and enforceable.  Further, should any provision contained in this Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon all Parties hereto.

7.7.         Descriptive Headings; Section References.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.  All references herein to Articles, Sections, subsections, paragraphs and clauses are references to Articles, Sections, subsections, paragraphs and clauses, respectively, of this Agreement unless specified otherwise.

7.8.         Schedules.  The Company Disclosure Letter and the Exhibits referenced in this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of the Agreement.

7.9.         Specific Performance.  The Parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity without the necessity of demonstrating the inadequacy of monetary damages.

7.10.       No Strict Construction.  The Parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

7.11.       Waiver.  Each Party hereto may waive compliance by another Party with any of the agreements or conditions contained herein.  Any agreement on the part of any Party hereto to any such waiver shall be valid only if set forth in an instrument, in writing, signed by the such Party.  The failure of any Party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

7.12.       Dispute Resolution.

(a)           It is understood and agreed between the Parties hereto that any and all claims, grievances, demands, controversies, causes of action or disputes of any nature whatsoever (including, but not limited to, tort and contract claims, and claims based upon any law, statute, order, or regulation) (“Disputes”), arising out of, in connection with, or in relation to (i) this Agreement, or (ii) questions of arbitrability under this Agreement, shall be resolved by final, binding, nonjudicial arbitration in accordance with the following procedures:

(b)           Any Party may send another Party or Parties written notice identifying the matter in dispute and invoking the procedures of this Section (the “Dispute Notice”).  Within fourteen (14) days from delivery of the Dispute Notice, each Party involved in the dispute shall meet at a mutually agreed location in Toronto, Ontario, Canada for the purpose of determining whether they can resolve the dispute themselves by written agreement, and, if not, whether they can agree upon an impartial third-party arbitrator (the “Arbitrator”) to whom to submit the matter in dispute for final and binding arbitration.

(c)           If such Parties fail to resolve the dispute by written agreement or agree on the Arbitrator within the later of fourteen (14) days from any such initial meeting or within thirty (30) days from the delivery of the Dispute Notice, any such Party may make written application to the Judicial Arbitration and Mediation Services (“JAMS”), in Toronto, Ontario Canada for the appointment of a single Arbitrator to resolve the dispute by arbitration.  At the request of JAMS the Parties involved in the dispute shall meet with JAMS at its offices within ten (10) calendar days of such request to discuss the dispute and the qualifications and experience which each Party respectively believes the Arbitrator should have; provided, however, that the selection of the Arbitrator shall be the exclusive decision of JAMS and shall be made within fifteen (15) calendar days of the written application to JAMS.

(d)           Within fifteen (15) calendar days of the selection of the Arbitrator, the Parties involved in the dispute shall meet in Toronto, Ontario, Canada with such Arbitrator at a place and time designated by such Arbitrator after consultation with such Parties and present their respective positions on the dispute.  Each Party shall have no longer than one calendar day to present its position, the entire proceedings before the Arbitrator shall be no more than three consecutive calendar days, and the decision of the Arbitrator shall be made in writing no more than thirty calendar days following the end of the proceeding.  Such an award shall be a final and binding determination of the dispute (and thus not subject to appeal) and shall be fully enforceable as an arbitration decision in any court having jurisdiction and venue over such Parties.  The prevailing Party or Parties (as determined by the Arbitrator) shall in addition be awarded by the Arbitrator such Party’s or Parties’ own legal fees and expenses in connection with such proceeding.  The non-prevailing Party or Parties (as determined by the Arbitrator) shall pay the Arbitrator’s fees and expenses.

(e)           By signing this Agreement, the Parties hereto are giving up their respective right to a jury trial.

7.13.       Time of Essence.  Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

7.14.       Expenses.  All out-of-pocket costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be the sole responsibility of, and shall be paid by, the Party incurring such cost and expense.

7.15.       Language/Langue.  The Parties hereto have expressly agreed that this Agreement and all deeds, documents or notices relating thereto be executed in English/Les Parties aux présentes ont expressément convenu que ce contrat et tout autre acte, document ou avis y afférent soient rédigés en anglais.

7.16.       Further Assurances.  If any further action is necessary or desirable at any time after the Closing to carry out the purposes and intent of this Agreement and the Ancillary Agreements, and to vest in the Purchaser all right, title and interest in and to the Acquired Assets, the Company, each Shareholder and each Company Shareholder Party shall take all such necessary or desirable actions.  Without limiting the foregoing, the Company, each Shareholder and each Company Shareholder Party agrees to assist and cooperate with the Purchaser in collecting, transferring, assigning, asserting or enforcing any claim, right or title of any kind in or to the Acquired Assets, and to do all such acts and things in relation thereto as the Purchaser shall reasonably request.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement or caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

THE PURCHASER:

LSI LIQUIDITY SERVICES CANADA LTD.

By:
Name:
Title:

THE COMPANY:

683949 ONTARIO LIMITED

By:
Name:	DOMINIC RENDA
Title:

THE SHAREHOLDERS:

DOMINIC RENDA HOLDINGS INCORPORATED

By:
Name:	DOMINIC RENDA
Title:

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

CHIKU HOLDINGS LTD.

By:
Name:	PANKAJ DAVE
Title:

THE COMPANY SHAREHOLDER PARTIES:

DOMINIC RENDA

PANKAJ DAVE